Exhibit 10.7

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COHERUS BIOSCIENCES, INC.,

COHERUS INTERMEDIATE CORP.,

COHERUS ACQUISITION CORP.,

INTEKRIN THERAPEUTICS INC.,

AND

FORTIS ADVISORS LLC

Dated as of January 8, 2014

Section 11.10.	Severability	64
Section 11.11.	Extensions	64
Section 11.12.	Section Headings	64
Section 11.13.	Exhibits; Disclosure Schedules	64
Section 11.14.	Counterparts	65

Exhibits

Exhibit A	Stockholders Entering into a Voting and Release Agreement

Exhibit B	Form of Voting Agreement and Release

Exhibit C	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit D	Form of Bylaws of the Surviving Corporation

Exhibit E	Directors and Officers of the Surviving Corporation

Exhibit F	Payments to Stockholders and Management Incentive Grant Recipients

Exhibit G	Compound Transaction Revenue; Percentage Payable to Stockholders and Management Incentive Grant Recipients

Exhibit H	Second Amended and Restated Investors’ Rights Agreement

Exhibit I	Second Amended and Restated Voting Agreement, as amended

Exhibit J	Restated Certificate of Parent

Exhibit K	Management Rights Agreement

Exhibit L	Secondary Share Purchase Agreement

Schedules

Company Disclosure Schedule

Parent Disclosure Schedule

Schedule 6.1(c)	Consents Required

Schedule 6.1(g)	Persons Executing the Rights Agreement

Schedule 6.1(h)	Persons Executing the Voting Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 8, 2014, by and among COHERUS BIOSCIENCES, INC., a Delaware corporation (“Parent”), COHERUS INTERMEDIATE CORP., a Delaware corporation (“Acquisition HoldCo”), COHERUS ACQUISITION CORP., a Delaware corporation (“Acquisition Corp.”), INTEKRIN THERAPEUTICS INC., a Delaware corporation (the “Company”) and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as the Stockholders’ Representative. Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article X.

RECITALS

A. The Company is a Delaware corporation with its principal executive offices located at 555 Bryant Street, Suite 266, Palo Alto, CA 94301.

B. Parent is a Delaware corporation with its principal executive offices located at 201 Redwood Shores Parkway, Suite 200, Redwood City, CA 94065. Acquisition HoldCo is a newly formed wholly-owned direct subsidiary of Parent. Acquisition Corp. is a wholly-owned direct subsidiary of Acquisition HoldCo and was formed to merge with and into the Company (the “Merger”) so that, as a result of the Merger, the Company will survive and become a wholly-owned direct subsidiary of Acquisition HoldCo and a wholly-owned indirect subsidiary of Parent.

C. The respective Boards of Directors of Parent, Acquisition HoldCo, Acquisition Corp. and the Company have determined that this Agreement and the consummation of the Merger in accordance with the laws of the State of Delaware and subject to the terms and conditions of this Agreement, is advisable and in the best interests of Parent, Acquisition, HoldCo, Acquisition Corp. and the Company and their respective stockholders.

D. Acquisition HoldCo, in its capacity as the sole stockholder of Acquisition Corp., has approved Acquisition Corp.’s execution of this Agreement and consummation of the Merger.

E. As a condition and inducement to Parent’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of the Persons identified on Exhibit A have entered into a Voting and Release Agreement substantially in the form attached hereto as Exhibit B (the “Voting and Release Agreement”), which Voting and Release Agreement shall provide for, among other things, such Person’s approval of the Merger and agreement to vote its shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and its shares of Series 1 Preferred Stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”) in a manner consistent with such approval and agreement to waive such Person’s rights to dissent from the Merger and the other transactions contemplated hereby under Section 262 of the Delaware General Corporation Law (the “DGCL”).

F. Parent, Acquisition HoldCo, Acquisition Corp., and the Company desire to make certain representations and warranties, covenants and agreements in connection with the Merger and also to set forth the terms and conditions of the Merger, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I THE MERGER; ADDITIONAL ACTIONS.

Section 1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement, Acquisition Corp. shall be merged with and into the Company in accordance with the provisions of the DGCL. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the respective outstanding shares of capital stock or any securities exchangeable or convertible into capital stock of the Company and Acquisition Corp. shall be converted or cancelled in the manner provided in Article II.

Section 1.2. Effective Time. At the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Company and Acquisition Corp. and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 251 of the DGCL, on the Closing Date. The parties shall make all other filings required under the DGCL, and the Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Parent and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the “Effective Time”).

Section 1.3. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025-1008, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the second business day following satisfaction of the conditions set forth in Article VI, other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the fulfillment or waiver of those conditions, unless this Agreement has been theretofore terminated pursuant to its terms, or on such other date, time and place as the parties may mutually agree (the “Closing Date”). At the Closing there shall be delivered to Parent, Acquisition Corp. and the Company the certificates and other documents and instruments required to be delivered under Article VI.

Section 1.4. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 1.5. Certificate of Incorporation, By-Laws and Officers and Directors of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at and as of the Effective Time so as to read in its entirety as set forth in Exhibit C and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation.

(b) The by-laws in the form set forth in Exhibit D shall be the by-laws of the Surviving Corporation at and as of the Effective Time until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

(c) From and after the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Exhibit E hereto, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 1.6. Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of Acquisition Corp. and the Company or to otherwise effect the purposes of this Agreement.

ARTICLE II CONVERSION OF SHARES.

Section 2.1. Conversion of Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of any holder of Company Capital Stock:

(a) Capital Stock of Acquisition Corp. Each issued and outstanding share of the common stock, par value $0.0001 per share, of Acquisition Corp. (“Acquisition Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding shares of Acquisition Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(b) Cancellation of Treasury Stock and Stock Owned by Parent and Acquisition Corp. All shares of Company Capital Stock that are owned by the Company as treasury stock and any shares of Company Capital Stock owned by Parent, Acquisition HoldCo or Acquisition Corp. or by any direct or indirect wholly-owned subsidiary of Parent, Acquisition HoldCo or Acquisition Corp. automatically shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Capital Stock; Payment of Merger Consideration. All shares of Company Capital Stock (but excluding shares to be cancelled in accordance with Section 2.1(b)) shall no longer be outstanding and shall be cancelled automatically and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive, without interest, the portion of the Acquisition Price as reflected on Exhibit F (which shall account for the portion of the Acquisition Price payable to the Management Incentive Grant Recipients pursuant to Section 2.9) plus the Earn Out Payment, if any, and Compound Transaction Payments, if any, to be paid to such Person pursuant to Section 2.2 (and which shall be further subject to Sections 2.4 and 2.6 with respect to whether such Person shall receive such merger consideration in the form of cash or shares of Parent Series B Preferred or Parent Common Stock, as applicable), upon the surrender of such certificate in accordance with Section 2.4; provided that in no event shall the Acquisition Price plus the Earn Out Payment and any Compound Transaction Payments exceed the Merger Consideration Cap. Exhibit F is attached hereto and sets forth: (i) the name of each Stockholder and Management Incentive Grant Recipient, reflecting the Company’s good faith determination, based upon representations and warranties of the applicable Person to the extent available, as to the “accredited investor” status of each Stockholder and Management Incentive Grant Recipient as of the date of this Agreement; (ii) the number of shares or the amount of cash constituting the portion of the Acquisition Price payable pursuant to this Section 2.1(c) and Section 2.9 to each Stockholder and Management Incentive Grant Recipient, respectively, at Closing (which form of consideration shall be determined with respect to such Person in accordance with Sections 2.4 and 2.6); (iii) the number of shares or the amount of cash constituting the portion of the Acquisition Price to be withheld from each Stockholder and Management Incentive Grant Recipient pursuant to Section 2.3(b) as Indemnity Escrow Funds; (iv) the number of shares and amount of cash constituting the portion of the Earn Out Funds to be paid to each Stockholder and Management Incentive Grant Recipient upon the occurrence of the Earn Out Event pursuant to Section 2.2 (which form of consideration shall be determined with respect to such Person in accordance with Sections 2.4 and 2.6); and (v) the maximum amount of Compound Transaction Payments, if any, payable to each Stockholder and Management Incentive Grant Recipient, pursuant to Section 2.2(b). If necessary, an updated Exhibit F shall be delivered by the Company at least two (2) business days before the Closing setting forth the information described in the immediately preceding sentence, updated, if necessary, to reflect the good faith joint determination of Parent and the Company as to the “accredited investor” status of the Stockholders and Management Incentive Grant Recipients as reflected on the Accredited Investor List.

(d) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Capital Stock (the holder of which has not voted in favor of the Merger or consented thereto in writing and has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (in each case, a “Dissenting

Share”)) shall not be converted into or represent a right to receive the applicable Acquisition Price, the Earn Out Payment, if any, or Compound Transaction Payments, if any, otherwise payable on such share pursuant to Section 2.2 (which form of consideration shall be determined with respect to such Person in accordance with Sections 2.4 and 2.6), but rather the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Acquisition Price applicable to such shares pursuant to Section 2.1(c) plus the Earn Out Payment, if any, and Compound Transaction Payments, if any, to be paid on such shares in accordance with Section 2.2 (which form of consideration shall be determined with respect to such Person in accordance with Sections 2.4 and 2.6). The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) prompt notice of and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands prior to the Effective Time.

(e) Treatment of Options. Prior to the date hereof, the Board of Directors of the Company (or, if appropriate, any committee thereof) has adopted appropriate resolutions and taken all other actions necessary to provide that each outstanding stock option (each an “Option”) heretofore granted under the Company’s Amended and Restated 2005 Equity Incentive Plan, as amended to date (the “Company Stock Plan”), whether or not currently vested or exercisable at the Effective Time, and which remains outstanding immediately prior to the Effective Time, shall be cancelled, no longer be outstanding and cease to represent the right to acquire shares of Company Common Stock. The Company Stock Plan (or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall terminate upon the Effective Time.

Section 2.2. Earn Out Event; Compound Transaction Agreement.

(a) Earn Out Event; Earn Out Funds. Upon the occurrence of the Earn Out Event, Parent shall: (i) within five (5) days of such occurrence provide the Stockholders’ Representative with written notice thereof in accordance with Section 11.5 of this Agreement; and (ii) cause the Exchange Agent to pay to each Stockholder (other than holders of Dissenting Shares) and Management Incentive Grant Recipient (subject to Section 2.9), such Person’s applicable pro rata amount of the Earn Out Funds as set forth on Exhibit F hereof. For clarity, the Earn Out Event may only occur once.

(b) Compound Transaction Agreement; Compound Transaction Revenue; Compound Transaction Payments. Upon the execution of (i) any license, sublicense, development, collaboration, joint venture, partnering or similar agreement between Parent (or its Affiliate) and a third party pursuant to which Parent (or its Affiliate) has granted to such third party the right (whether or not exclusive) to make, have made, use, have used, sell, have sold, offer to sell, import or have imported, market or distribute the Compound; or (ii) any agreement between Parent (or its Affiliate) and a third party to sell all or substantially all of the assets related to the Compound to such third party ((i) and (ii) shall individually be known as a “Compound Transaction Agreement”), Parent shall: (A) within five (5) days of such execution provide the Stockholders’ Representative with written notice thereof in accordance with Section 11.5 of this Agreement, which notice shall include the applicable percentage to be used to determine such Compound Transaction Payments payable to the Stockholders and Management Incentive Grant Recipients pursuant to such Compound Transaction Agreement (such percentage to be determined as set forth in Exhibit G), (B) on or before twenty (20) days following the actual receipt of any Compound Transaction Revenue, deposit with the Exchange Agent, for the benefit of the Stockholders (other than holders of Dissenting Shares) and Management Incentive Grant Recipients, the applicable Compound Transaction Payments (less any amount thereof, if any, which would otherwise have been payable to holders of Dissenting Shares) by wire transfer of immediately available funds if such Compound Transaction Revenue is in the form of cash, or by transfer of property or other non-cash form of such Compound Transaction Revenue if such Compound Transaction Revenue is in the form of property or other non-cash form and (C) cause the Exchange Agent to pay to each Stockholder (other than holders of Dissenting Shares) and Management Incentive Grant Recipients, a cash amount or a portion of property or other non-cash form of Compound Transaction Revenue, in each case equal to such Stockholder’s and Management Incentive Grant Recipient’s applicable percentage as set forth on Exhibit F hereof. If Compound Transaction Revenue includes property or other non-cash consideration, Parent and Stockholders’ Representative shall discuss in good faith the method and timing of distribution of such property or other non-cash consideration following the execution of the applicable Compound Transaction Agreement, including whether or not Stockholders and Management Incentive Grant Recipients are eligible to receive any non-cash consideration pursuant to applicable securities Laws.

(c) Definitions. For the purposes of this Agreement,

(i) “Earn Out Funds” shall mean an aggregate amount equal to two million five hundred thousand dollars ($2,500,000), payable in a combination of (1) shares of Series B preferred stock, par value of $0.0001 per share, of Parent (“Parent Series B Preferred”) (less the number of shares of Parent Series B Preferred thereof, if any, which would otherwise have been payable to holders of Dissenting Shares) based on a Parent Series B Preferred price of $4.1841 per share, as set forth on Exhibit F hereof; provided that if the outstanding shares of Parent Series B Preferred have been converted into shares of common stock, par value of $0.0001 per share, of Parent (“Parent Common Stock “) pursuant to the terms of Parent’s then-current certificate of incorporation, “Earn Out Funds” shall instead refer, as applicable, to shares of Parent Common Stock issuable in connection with such conversion; and (2) cash, which form of consideration shall be determined with respect to any Person in accordance with Sections 2.4 and 2.6.

(ii) any distribution made by Parent pursuant to Section 2.2(a) shall hereinafter be referred to as an “Earn Out Payment”; and

(iii) any distributions made by Parent pursuant to Section 2.2(b) shall hereinafter be referred to individually as a “Compound Transaction Payment” and collectively, as the “Compound Transaction Payments”; and

(iv) the occurrence of Surviving Corporation’s or Parent’s first dosing of a human subject in the first Phase 2 Clinical Trial for the Compound shall hereinafter be referred to as the “Earn Out Event”; and

(v) “Compound Transaction Revenue” as used in this Agreement shall have the meaning set forth in Exhibit G; and

(vi) “Diligent Efforts” means the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by Parent or the Surviving Corporation consistent with the level of efforts and resources standard in the pharmaceutical industry with respect to a product or potential product at a similar stage in its development or product life taking into account efficacy, safety, commercial value, the competitiveness of alternative products of third parties that are in the marketplace or under development, and the patent and other proprietary position of such product.

(d) Operation of the Business. The Parties understand and agree that Parent shall have complete discretion with respect to all decisions related to the research, development, manufacture, marketing, pricing and distribution of the Compound and the business of the Surviving Corporation and Parent; provided, however, that (i) Parent shall take and shall cause Surviving Corporation to take all steps necessary to achieve the Earn Out Event unless otherwise consented to in writing by the Stockholders’ Representative; and (ii) Parent shall use and cause Surviving Corporation to use Diligent Efforts to achieve, negotiate and execute Compound Transaction Agreements and earn Compound Transaction Revenue.

Section 2.3. Deposits of Securities at Closing; Escrow Fund.

(a) On or before the Closing Date, Parent shall deposit with the Exchange Agent for the benefit of the Stockholders and Management Incentive Grant Recipients, for exchange in accordance with this Article II, through the Exchange Agent, cash and certificates representing the shares of Parent Series B Preferred (such cash and certificates for shares of Parent Series B Preferred being hereinafter referred to as the “Exchange Fund”) payable and issuable, as applicable, pursuant to Section 2.1 as (i) the Acquisition Price and (ii) the Earn Out Funds. The Exchange Agent shall, pursuant to irrevocable instructions, deliver out of the Exchange Fund the appropriate amounts of cash and shares of Parent Series B Preferred contemplated to be paid and issued, as applicable, pursuant to Section 2.1 and the Earn Out Payment contemplated to be distributed pursuant to Section 2.2(a), if any. The Exchange Fund shall not be used for any other purpose.

(b) A portion of the Exchange Fund equal to one million dollars ($1,000,000), which shall be comprised of a combination of (1) shares of Parent Series B Preferred based on a Parent Series B Preferred price of $4.1841 per share and (2) cash, which form of consideration shall be determined with respect to any Person in accordance with Sections 2.4 and 2.6 (collectively, the “Indemnity Escrow Funds”), shall be used to satisfy payment in respect of claims made by the Buyer Indemnified Parties in accordance with Section 7.8 hereof. At the Closing, the Exchange Agent, Acquisition Corp., the Company and the Stockholders’ Representative shall enter into a mutually acceptable escrow agreement containing the terms and conditions under which the Indemnity Escrow Funds will be held and released (the “Escrow Agreement”).

Section 2.4. Exchange of Certificates and Options.

(a) Exchange Procedures.

(i) As soon as reasonably practicable (and in any event not later than five (5) business days) after the Effective Time, the Surviving Corporation shall cause to be mailed to each Management Incentive Grant Recipient, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) whose shares are converted in accordance with Section 2.1(c) into the right to receive the Applicable Acquisition Price plus the Earn Out Payment, if any, and Compound Transaction Payments, if any, to be paid to each Management Incentive Grant Recipient and such holder in accordance with Section 2.2 of this Agreement, (A) a letter of transmittal in a form customary for transactions of a similar nature and reasonably acceptable to the Company, Parent and the Exchange Agent (the “Letter of Transmittal”) and (B) customary instructions for use in effecting the surrender of the Certificates, if and as the case may be, in exchange for (or in the case of a Management Incentive Grant Recipient who does not hold any Company Capital Stock, instructions for the receipt of) the portions of the Acquisition Price and Earn Out Funds, if any, deposited with the Exchange Agent and Compound Transaction Payments, if any, in accordance with Section 2.2 of this Agreement.

(ii) Upon surrender of a Certificate to the Exchange Agent, if and as applicable, together with a Letter of Transmittal, duly executed and completed in accordance with its terms, each Management Incentive Grant Recipient and holder of such Certificate who:

(1) has certified as to their “accredited investor” status pursuant to Section 2.6 shall be entitled to receive in exchange therefor, (A) in the case of an Management Incentive Grant Recipient, such portion of the aggregate Acquisition Price which such Management Incentive Grant Recipient has the right to receive in accordance with Section 2.1(c) and in an amount with respect to such Management Incentive Grant Recipient as set forth on Exhibit F payable in shares of Parent Series B Preferred, plus the right to receive the Earn Out Payment, if any, payable in shares of Parent Series B Preferred (or Parent Common Stock, as applicable), and Compound Transaction Payments, if any, in accordance with Section 2.2 and Exhibit F of this Agreement, and (B) in the case of a Certificate, such portion of the aggregate Acquisition Price per share of Company Capital Stock represented thereby which such holder has the right to receive in accordance with Section 2.1(c) and in an amount with respect to such holder as set forth on Exhibit F payable in shares of Parent Series B Preferred, plus the right to receive the Earn Out Payment, if any, payable in shares of Parent Series B Preferred (or Parent Common Stock, as applicable), and Compound Transaction Payments, if any, in accordance with Section 2.2 and Exhibit F of this Agreement, and the Certificate so surrendered shall forthwith be cancelled; or

(2) has not certified as to their “accredited investor” status pursuant to Section 2.6 shall be entitled to receive in exchange therefor, (A) in the case of an Management Incentive Grant Recipient, such portion of the aggregate Acquisition Price which such Management Incentive Grant Recipient has the right to receive in accordance with Section 2.1(c) and in an amount with respect to such Management Incentive Grant Recipient as set forth on Exhibit F payable in cash, plus the right to receive the Earn Out Payment, if any, payable in cash, and Compound Transaction Payments, if any, in accordance with Section 2.2 and Exhibit F of this Agreement, and (B) in the case of a Certificate, such portion of the aggregate Acquisition Price per share of Company Capital Stock represented thereby which such holder has the right to receive in accordance with Section 2.1(c) and in an amount with respect to such holder as set forth on Exhibit F payable in cash, plus the right to receive the Earn Out Payment, if any, payable in cash, and Compound Transaction Payments, if any, in accordance with Section 2.2 and Exhibit F of this Agreement, and the Certificate so surrendered shall forthwith be cancelled.

(iii) If any Acquisition Price is to be remitted to a person whose name is other than that in which the Certificate for shares of Company Capital Stock surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall have paid any transfer and/or other taxes required by reason of the remittance of Acquisition Price to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Except as otherwise provided in this Agreement, in no event shall any Management Incentive Grant Recipient or the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. Until surrendered as contemplated by this Section 2.4(a), each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive the Acquisition Price plus the right to receive the Earn Out Payment, if any, and Compound Transaction Payments, if any, in accordance with Section 2.2 of this Agreement.

(iv) The good faith joint determination of Parent and the Company shall be conclusive and binding as to whether or not any Management Incentive Grant Recipient or holder of a Certificate has certified as to their “accredited investor” status pursuant to Section 2.6 and as to whether or not such Person is entitled to receive any payment pursuant to this Agreement in the form of cash or shares of Parent Series B Preferred (or Parent Common Stock, as applicable).

(b) No Further Ownership Rights in Company Capital Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(c) Termination of Exchange Fund. Other than the Indemnity Escrow Funds, any portion of the Exchange Fund attributable to the Acquisition Price which remains undistributed to the Stockholders for six (6) months after the Effective Time or with respect to the portion of the Exchange Fund attributable to the Earn Out Payment, six (6) months after the occurrence of the Earn Out Event, or with respect to Compound Transaction Payments deposited by Parent with the Exchange Agent in accordance with this Article II which remains undistributed to the Stockholders for six (6) months after the receipt of the Compound Transaction Revenue by the Exchange Agent, shall be delivered to Parent, upon demand, and any Stockholders and Management Incentive Grant Recipients who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the applicable Acquisition Price, the Earn Out Payment, if any, or Compound Transaction Payments, if any, to be received in accordance with this Article II. Neither Parent nor the Surviving Corporation shall be liable to any Stockholder or Management Incentive Grant Recipient for cash or shares representing any portion of the Acquisition Price, the Earn Out Payment or Compound Transaction Payments delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.5. Stockholders’ Representative.

(a) The Stockholders and Management Incentive Grant Recipients, by adopting this Agreement and the transactions contemplated hereby, irrevocably appoint the Stockholders’ Representative as their agent and attorney-in-fact for purposes of (i) the determination of the level of effort applied by Parent or the Surviving Corporation in the operation of the business pursuant to Section 2.2(d), (ii) the determination of the occurrence of the Earn Out Event pursuant to Section 2.2, (iii) the determination of the execution of a Compound Transaction Agreement, (iv) the resolution of any disputes related to the occurrence of the Earn Out Event or the execution of a Compound Transaction Agreement, including the timing thereof, (v) the resolution of any disputes for which a Buyer Indemnified Party or Stockholder Indemnified Party may seek indemnification or offset pursuant to Article VII, (vi) the enforcement of any rights the Stockholders or Management Incentive Grant Recipients may have against Parent or the Surviving Corporation under this Agreement, (vii) amendments to this Agreement pursuant to Section 11.6 and (viii) to do or refrain from doing any further act or deed on behalf of the Stockholders and Management Incentive Grant Recipients which the Stockholders’ Representative deems necessary or appropriate in his, her or its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement. By virtue of the approval of the Merger and this Agreement by the Stockholders, or with respect to the execution and delivery of a Letter of Transmittal as to the Management Incentive Grant Recipients and without any further action of any of the Stockholders and Management Incentive Grant Recipients or the Company, each Stockholder and Management Incentive Grant Recipient (i) agrees that all actions taken by the Stockholders’ Representative under this Agreement or the Escrow Agreement shall be binding upon such Stockholder and Management Incentive Grant Recipient and such Stockholder’s and Management Incentive Grant Recipient’s successors as if expressly confirmed and ratified in writing by such Stockholder and Management Incentive Grant Recipient, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement or the Escrow Agreement. Fortis Advisors LLC hereby accepts its appointment as the Stockholders’ Representative. Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to (A) the determination of the level of effort applied by Parent or the Surviving Corporation in the operation of the business pursuant to Section 2.2(d), (B) the determination of the occurrence of an Earn Out Event pursuant to Section 2.2, (C) the determination of the execution of a Compound Transaction Agreement, including the timing thereof, (D) the resolution of any disputes related to the occurrence of the Earn Out Event or the execution of a Compound Transaction Agreement, (E) the resolution of any disputes for which a Buyer Indemnified Party or Stockholder Indemnified Party may seek indemnification or offset pursuant to Article VII, and (F) the enforcement of any rights the Stockholders or Management Incentive Grant Recipients may have against Parent or the Surviving Corporation under this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder or Management Incentive Grant Recipient by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Stockholder or Management Incentive Grant Recipient by the Stockholders’ Representative, as fully binding upon such Stockholder and Management Incentive Grant Recipient.

(b) Certain Stockholders have entered into a letter agreement with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with the performance of its services under this Agreement and the Escrow Agreement (such Stockholders, including their individual representatives, hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Representative (and its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group (collectively, the “Representative Group”) shall be responsible for any act done or omitted thereunder while acting in good faith and without gross negligence or willful misconduct in connection with this Agreement and the underlying transactions. Each Stockholder and Management Incentive Grant Recipient shall, only to the extent of and in proportion to the portion of the Acquisition Price, Earn Out Payment (if any) and Compound Transaction Payments (if any) actually received by such Stockholder and Management Incentive Grant Recipient, indemnify the Representative Group and hold the Representative Group harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Representative Group and arising out of or in connection with the acceptance or administration of the Representative Group’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the

Representative Group, in connection with the acceptance and administration of the Stockholders’ Representative’ duties hereunder (collectively, the “Agent Expenses”). Such Agent Expenses may be recovered directly from each Stockholder and Management Incentive Grant Recipient only to the extent of and in proportion to the portion of the Acquisition Price, Earn Out Payment (if any) and Compound Transaction Payments (if any) actually received by such Stockholder and Management Incentive Grant Recipient. The Stockholders’ Representative shall be entitled to: (i) rely upon any spreadsheet setting forth pro rata portions of the Stockholders and Management Incentive Grant Recipients, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder and Management Incentive Grant Recipient or other party. The Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of the Stockholders’ Representative duties. The powers, immunities and rights to indemnification granted to the Stockholders’ Representative and the Advisory Group under this Agreement: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Stockholders and Management Incentive Grant Recipients and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Stockholder and Management Incentive Grant Recipient of the whole or any fraction of his, her or its interest in the Earn Out Payment (if any) or Compound Transaction Payment (if any). In addition, the immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c) In the event that the Stockholders’ Representative shall dispute the level of effort applied by Parent or the Surviving Corporation in the operation of the business pursuant to Section 2.2(d), the occurrence of the Earn Out Event, the execution of a Compound Transaction Agreement, the timing of the execution of such Compound Transaction Agreement or a request for indemnification or setoff under Article VII, then the Stockholders’ Representative shall provide written notice to Parent (the “Dispute Notice”) specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis and justification thereof. Parent and the Stockholders’ Representative (with the Advisory Group) shall thereafter attempt to resolve the dispute set forth in the Dispute Notice in accordance with Section 7.7 of this Agreement.

Section 2.6. Accredited Investors.

(a) Each Stockholder or Management Incentive Grant Recipient will represent pursuant a duly executed Letter of Transmittal, to Parent, if such Person is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (“Securities Act”), and as follows with respect to the Parent Series B Preferred (or Parent Common Stock, as applicable):

(i) It is acquiring such Parent Series B Preferred (or Parent Common Stock, as applicable) for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, other than as contemplated hereby;

(ii) Its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of acquisition of such Parent Series B Preferred (or Parent Common Stock, as applicable;

(iii) Its financial condition is such that it can afford to bear the economic risk of holding such Parent Series B Preferred (or Parent Common Stock, as applicable) for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of its investment in such Parent Series B Preferred (or Parent Common Stock, as applicable);

(iv) All information that it has provided to Parent concerning itself and its financial position is correct and complete; and

(v) It is an “accredited investor” as defined in Rule 501 under the Securities Act.

(b) At least two (2) business days before the Closing, the Company shall deliver to the Exchange Agent a schedule that sets forth a complete and accurate list of (i) all Stockholders and Management Incentive Grant Recipients who have certified, pursuant to a duly executed Letter of Transmittal, their status as “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and the number of shares of Company Capital Stock, if any, held by each such Person as of the date hereof, and (ii) all Stockholders and Management Incentive Grant Recipients who have not certified, pursuant to a duly executed Letter of Transmittal, as to being “accredited investors” within the meaning of such rule, and the number of shares of Company Capital Stock held by each such Person as of the date hereof (the “Accredited Investor List”). Notwithstanding anything in this Agreement to the contrary, no Person shall be entitled to any issuance of shares of Parent Series B Preferred Stock (or Parent Common Stock, as applicable) pursuant to this Agreement unless such Person has delivered to the Exchange Agent a duly executed Letter of Transmittal certifying as to such Person’s status as an “accredited investor,” or except as may otherwise be approved by Parent in its sole discretion. Each Stockholder or Management Incentive Grant Recipient who fails to deliver a duly executed Letter of Transmittal certifying as to such Person’s status as an “accredited investor” shall be deemed not to be an “accredited investor” pursuant to this Agreement except as may otherwise be approved by Parent in its sole discretion.

Section 2.7. Legend. All certificates for shares of Parent Series B Preferred (or Parent Common Stock, as applicable) issued pursuant to Article II, and any shares issued upon the conversion of such shares of Parent Series B Preferred shall bear the following legend: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.”

Section 2.8. Fractional Shares. No certificates, scrip or book-entries representing fractional shares of Parent Series B Preferred (or Parent Common Stock, as applicable) shall be issued in connection with the Merger, no dividend or distribution with respect to Parent Series B Preferred (or Parent Common Stock, as applicable) shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. Any fractional shares of Parent Series B Preferred to which a holder would otherwise be entitled (after aggregating all fractional shares of Parent Series B Preferred issuable to such holder) shall be rounded down to the nearest whole number of shares.

Section 2.9. Management Incentive Grants. At the Effective Time, Parent shall grant Merger Shares to the individuals (the “Management Incentive Grant Recipients”) at the times and in the amounts set forth on Exhibit F (the “Management Incentive Grants”), and such individuals will become eligible for any Earn Out Payment and Compound Transaction Payments that may become payable pursuant to the terms hereof, subject to each such individual entering into a restricted stock agreement with Parent in a form reasonably acceptable to Parent and the Company (each, a “Restricted Stock Agreement”). The Management Incentive Grants shall vest upon the occurrence of a Trade Sale or the six month anniversary of an IPO (as such terms are defined in the Restricted Stock Agreement) (each, a “Vesting Event”), provided that such Vesting Event occurs prior to the later of the seventh anniversary of the Closing Date or the holder’s “separation from service” with Parent and its Subsidiaries within the meaning of Section 409A of the Code.

Section 2.10. Conversion of Sofinnova Note. At the Closing, Parent shall assume all of the Company’s obligations under the Company’s Unsecured Convertible Promissory Note, dated December 9, 2013 (the “Promissory Note”), pursuant to which, and concurrent with the Closing, Sofinnova shall receive Coherus Securities (as defined in the Promissory Note) upon the terms and conditions set forth in the Promissory Note.

Section 2.11. Withholding. Each of Parent, Acquisition HoldCo, Acquisition Corp., the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the amounts, if any, otherwise payable under this Agreement to any Stockholder, Management Incentive Grant Recipient and any other Person such amounts as it is required to deduct and withhold with respect to any such payments under the Code or any other provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Persons in respect of which such deduction and withholding was made.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Acquisition Corp., to Parent and to Acquisition HoldCo as follows:

Section 3.1. Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may. Each of the Company and each Company Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and to own, use and lease its assets and properties. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns, or has any interest in any shares or has an ownership interest in any other Person.

Section 3.2. Capitalization.

(a) As of the date of this Agreement, the total authorized shares of capital stock of the Company consisted solely of (i) 789,425 shares of Company Common Stock, of which 33,703 shares were issued and outstanding; and (ii) 750,000 shares of Company Preferred Stock, of which 403,949 shares were issued and outstanding. As of the date of this Agreement, 409,699 shares of Company Common Stock were reserved for issuance of which (i) 4,728 shares were reserved for issuance of future awards under the Company Stock Plan, (ii) 1,022 shares were reserved for issuance upon exercise of outstanding Options under the Company Stock Plan, and (iii) 403,949 shares of Company Common Stock were reserved for issuance upon the conversion of the outstanding shares of Company Preferred Stock.

(b) Other than the Company Common Stock, the Company Preferred Stock or as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Company Capital Stock or obligating the Company to issue or sell any Company Capital Stock, or any other interest in the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than the Voting and Release Agreement or as set forth on Section 3.2(b) of the Company Disclosure Schedule there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting of the shares of Company Capital Stock or any shares of any Company Subsidiary to which the Company or any Company Subsidiary is a party or, to the Company’s Knowledge, to which any other Person is a party.

(c) All the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. No shares of Company Capital Stock have been issued by the Company at any time in violation of the preemptive rights of any stockholder of the Company. All shares of Company Capital Stock previously issued by the Company were offered, issued and sold in compliance in all material respects with all applicable Federal and state securities laws and regulations. Exhibit F contains a true, complete and accurate list of every holder of Company Capital Stock.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all Liens.

Section 3.3. Authority. The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized and approved by the Company’s Board of Directors, and except for (a) the filing of the Certificate of Merger pursuant to the DGCL and (b) the receipt of the Company Stockholder Approval, no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. Assuming the due authorization, execution and delivery of this Agreement by Parent, Acquisition HoldCo and Acquisition Corp., this Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.4. No Conflicts; Governmental Requirements.

(a) The execution, delivery and performance by the Company of this Agreement and, assuming the receipt of Company Stockholder Approval, the consummation of the Merger do not, and will not, (i) violate or conflict with any provision of the certificate of incorporation or by-laws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) subject to the governmental filings and other matters referred to in Section 3.4(b), violate any law, rule, regulation, ordinance or applicable constitution or order, writ, injunction, judgment, award, restriction, ruling or decree of any Governmental Entity applicable to the Company or any Company Subsidiary or the transactions contemplated hereby, or (iii) result in a violation or breach of, conflict with, or constitute a default (or an event which, with the passage of time or the giving of notice, or both, would reasonably be expected to constitute a default) under, or result in or give rise to any right of termination, modification, cancellation or acceleration, or require any consent, approval or notice under, any note, bond, indenture, license, Lien, franchise, mortgage, loan or credit agreement, contract, agreement, lease, permit, guaranty or other agreement, instrument or obligation to which the Company or any Company Subsidiary is a party or by which any assets or properties of the Company or any Company Subsidiary may be bound, except, in the case of clauses (ii) or (iii) of this Section 3.4(a), for any violation, breach, conflict, default, right or lack of consent, approval or notice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except for (i) the filing of the Certificate of Merger pursuant to the DGCL and, assuming the receipt of Company Stockholder Approval, (ii) any other consents, approvals, authorizations, permissions, notices or filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or materially delay or hinder or render unlawful the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) consents, approvals, authorizations, permissions, notices or filings which have heretofore been obtained or made, as the case may be, by the Company, are in full force and effect and copies of which have been provided to Parent, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement will not, require any consent, approval, authorization or permission of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

Section 3.5. Books and Records. The minute books and other similar records of the Company and each Company Subsidiary as made available to Parent and its Representatives prior to the execution of this Agreement contain a true and complete record, in all material respects as of the date of this Agreement, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and all committees of the board of directors of the Company and each Company Subsidiary. The stock transfer ledger and other similar records of the Company and each Company Subsidiary as made available to Parent prior to the execution of this Agreement contain true and complete records, in all material respects as of the date of this Agreement, of all stock transfers related to the Company’s and each Company Subsidiary’s capital stock. The Company has previously furnished to Parent true, complete and correct copies of the certificate of incorporation and the by-laws of the Company and any equivalent organizational documents of any Company Subsidiary, as in effect on the date hereof.

Section 3.6. Financial Statements.

(a) The Company has made available to Parent its unaudited financial statements of the Company as of and for the year ended December 31, 2012 (the “FYE Company Financial Statements”) and the unaudited financial statements of the Company as of and for the period ended September 30, 2013 (the “Interim Company Financial Statements” and, together with the FYE Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements were prepared on an unconsolidated basis but otherwise in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the Interim Company Financial Statements, to normal year-end adjustments and the absence of footnotes). The Company Financial Statements have been prepared from and are in accordance with the books and records of the Company.

(b) The Company has made available to Parent the unaudited financial statements of each Company Subsidiary as of and for the year ended December 31, 2012 (the “FYE Subsidiary Financial Statements”) and the unaudited financial statements of each Company Subsidiary as of and for the period ended September 30, 2013 (the “Interim Subsidiary Financial Statements” and, together with the FYE Subsidiary Financial Statements, the “Subsidiary Financial Statements”). The Subsidiary Financial Statements have been prepared from and are in accordance with the books and records of the applicable Company Subsidiary.

Section 3.7. Absence of Undisclosed Liabilities.

(a) Except as reflected in the Company Financial Statements, the Company has not incurred any liability or obligation of any nature (whether direct or indirect, matured or unmatured, or absolute, accrued, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (a) liabilities or obligations incurred after September 30, 2013 in the ordinary course of business in an amount not in excess of $50,000 individually or $250,000 in the aggregate, (b) liabilities and obligations incurred after September 30, 2013 pursuant to or in connection with this Agreement or the transactions contemplated by this Agreement, (c) liabilities and obligations disclosed in this Agreement or Section 3.7 of the Company Disclosure Schedule, or (d) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. All amounts of outstanding indebtedness owed by the Company are repayable at any time without requiring the payment of any premium on the part of the Company or resulting in any penalty to the Company.

(b) Except as reflected in the Subsidiary Financial Statements, the Company Subsidiary has not incurred any liability or obligation of any nature (whether direct or indirect, matured or unmatured, or absolute, accrued, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for (a) liabilities or obligations incurred after September 30, 2013 in the ordinary course of business in an amount not in excess of $50,000 individually or $250,000 in the aggregate, (b) liabilities and obligations incurred after September 30, 2013 pursuant to or in connection with this Agreement or the transactions contemplated by this Agreement, (c) liabilities and obligations disclosed in this Agreement or Section 3.7 of the Company Disclosure Schedule, or (d) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.8. Absence of Certain Changes or Events. Since September 30, 2013, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.8 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Company Material Adverse Effect, (B) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or (C) any action taken by the Company or any Company Subsidiary during the period from September 30, 2013 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a material breach of Section 5.1(a) or a breach of Section 5.1(b).

Section 3.9. Properties.

(a) The Company owns outright or has good and marketable fee title to or a valid leasehold or license interest in all of its Leased Real Property, material personal assets and properties (including those reflected as assets on the balance sheet included in the Interim Company Financial Statements), in each case free and clear of any Lien. The Company and collectively with each of the Company’s Subsidiaries have all necessary personal assets, equipment and properties to engage in the business as currently conducted by the Company and each Company Subsidiary.

(b) Neither the Company nor any Company Subsidiary own any real property.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a list of all of the written, or, to the Company’s Knowledge, oral leases, subleases or rights of occupancy pursuant to which the Company or any Company Subsidiary leases or subleases any real property or interest therein (collectively, as heretofore modified, amended or extended, the “Leases”), (collectively, the “Leased Real Property”). True and correct copies of each of the Leases, including all amendments, modifications and extensions thereof, and all subordination, non-disturbance and/or attornment agreements related thereto, have been made available by the Company to Parent. To the Company’s Knowledge, neither the Company nor any Company Subsidiary has received any written notice of default under any Lease. Neither the Company nor any Company Subsidiary is in material default under any Lease and no event has occurred that with the giving of notice, the passage of time or both would constitute such a default by the Company or any Company Subsidiary.

Section 3.10. Accounts Payable; Clinical Materials.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and correct list of each account payable of the Company and each Company Subsidiary (and the age of such payable), as of the fifth (5th) business day immediately preceding the date of this Agreement.

(b) The clinical trial supply material inventory of the Compound owned by the Company or any Company Subsidiary as of the date of this Agreement is described in Section 3.10(b) of the Company Disclosure Schedule. All such clinical trial supply materials are of such quality as to be useable for the clinical trials for the Compound contemplated as of the date of this Agreement. As of the date of this Agreement, the Company and the Company Subsidiaries will have sufficient clinical trial supply material inventory to conduct a 210-patient clinical trial for the Compound.

Section 3.11. Contracts.

(a) Section 3.11 of the Company Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which the Company or any Company Subsidiary is a party and is currently in effect:

(i) any Contract that individually involves payments to or from the Company or any Company Subsidiary, collectively, in excess of $50,000 on an annual basis

(ii) any debt instrument, including any loan agreement, line of credit, promissory note, security agreement or other evidence of indebtedness, where the Company or any Company Subsidiary is a lender, borrower or guarantor;

(iii) any Contract restricting the Company or any Company Subsidiary or, to the Company’s Knowledge, any of their respective employees from engaging in any activity or line of business or competing with any Person or limiting the ability of any Person to compete with the Company or any Company Subsidiary;

(iv) any joint venture, partnership or similar agreement;

(v) any Contract with respect to (A) Company Intellectual Property that grants to a third party any rights to such Company Intellectual Property or (B) Company Intellectual Property by which the Company or any Company Subsidiary has licensed rights to such Company Intellectual Property from a third party;

(vi) any employment, severance or consulting Contract which will require the payment of amounts by the Company or any Company Subsidiary after the date of this Agreement in excess of $50,000 per annum;

(vii) any Contract which, if terminated, would reasonably be expected to result in a Company Material Adverse Effect; and

(viii) any Contract pursuant to which the Company or any Company Subsidiary is required to, or obtains rights to, undertake the development or commercialization of any pharmaceutical product.

(b) The Contracts listed in Section 3.11(a) of the Company Disclosure Schedule are all the material agreements relating to the operation of the currently conducted business of the Company and each Company Subsidiary. Each Contract listed in Section 3.11(a) of the Company Disclosure Schedule is valid, binding and enforceable in all material respects in accordance with its terms with respect to the Company and, to the Company’s Knowledge, the other party thereto (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law) and the Company and each Company Subsidiary is not or, to the Company’s Knowledge, is not alleged to be, and, to the Company’s Knowledge, no other party to any such agreement is, in default in any material respect under any such Contract and, except as contemplated by this Agreement, after the Merger all of such Contracts will remain in full force and effect, except for agreements which, by their terms (without giving effect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), terminate prior to the consummation of the Merger or such other Contracts the termination of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.12. Absence of Questionable Payments. Neither the Company or any Company Subsidiary nor, to the Company’s Knowledge, any of its directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of the Company’s or any Company Subsidiary’s business, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, candidates or members of political parties or organizations or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law; or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 3.13. Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Company’s Knowledge, threatened against or by the Company or any Company Subsidiary affecting any of its properties or assets which if determined adversely to the Company would result in a Company Material Adverse Effect.

Section 3.14. Compliance with Law; Authorizations.

(a) To the Company’s Knowledge, the Company and each Company Subsidiary has complied, and their respective assets and properties are in compliance, in all material respects with, and is not in violation of, in any material respect, any law, ordinance, code or governmental rule or regulation (collectively, “Laws”) to which it or its business is subject.

(b) The Company and each Company Subsidiary has obtained and currently holds all material licenses, permits, certificates or other governmental authorizations (collectively “Authorizations”) necessary for the ownership or use of their respective assets and properties and the conduct of their respective businesses as currently conducted.

(c) The Company and each Company Subsidiary has complied in all material respects with, and is not in violation in any material respect of, any Authorization necessary for the ownership or use of their respective assets and properties or the conduct of their respective businesses as currently conducted, all Authorizations necessary for the ownership or use of their respective assets and properties and the conduct of their respective businesses are in full force and effect, and there are no proceedings pending or, to the Company’s Knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Authorizations presently possessed by the Company or any Company Subsidiary.

Section 3.15. Intellectual Property.

(a) The Company has made available to Parent complete and accurate lists or other identifying information related to (including, where applicable, true and accurate copies of) all of the following items used or held for use by the Company or any Company Subsidiary in the conduct of their respective businesses (1) patents, patent applications and patent disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (3) registered copyrights and (4) domain name registrations.

(b) The Company has made available to Parent complete and accurate lists or other identifying information related to (including, where applicable, true and accurate copies of) all material licenses, sublicenses and other agreements by which the Company or any Company Subsidiary licenses or otherwise authorizes a third party to use any Intellectual Property of the Company or any Company Subsidiary. Neither the Company or any Company Subsidiary nor, to the Company’s Knowledge, any third party is in breach of or default under any such license or other agreement, and each such license or other agreement is now valid and in full force and effect, in each case except where such breach, invalidity or ineffectiveness would not be expected to have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Company or a Company Subsidiary owns or is licensed or otherwise has the right to use all Intellectual Property necessary for the operation of business of the Company and each such Company Subsidiary as it is currently conducted. The Company or a Company Subsidiary has the right to bring actions for the infringement or other violation of the Company Intellectual Property, except where such Company Intellectual Property is licensed from a third party on a nonexclusive basis.

(d) No written claim has been made to, nor any written notice received by, the Company to the effect that the business operations of the Company or any Company Subsidiary as it is currently conducted infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party, in each case except as would not be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any pending or, to the Company’s Knowledge, threatened or anticipated claims that a third party has violated or infringed any Intellectual Property of the Company or any Company Subsidiary, in each case except for violations or infringements that would not be expected to result in a Company Material Adverse Effect. To the Company’s Knowledge, there is no pending claim that the Company or any Company Subsidiary has violated or infringed any of a third party’s Intellectual Property rights.

(e) All of the items listed or made available to Parent pursuant to Section 3.15(a) are: (i) to the Knowledge of the Company, valid and in full force, (ii) held of record in the name of the Company or the applicable Company Subsidiary free and clear of all Liens and other claims, except for domain names and except as would not be expected to have a Company Material Adverse Effect, and (iii) to the Knowledge of the Company, are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity, other than office actions in the ordinary course of prosecution.

(f) To the Company’s Knowledge, none of the material trade secrets of the Company or any Company Subsidiary have been disclosed to any third party unless such disclosure was made pursuant to a confidentiality agreement.

Section 3.16. Tax Matters.

(a) (i) The Company and each Company Subsidiary has timely filed Tax Returns required to be filed by it; (ii) all such Tax Returns are true, complete and accurate in all material respects and all Taxes shown as due on such Tax Returns and all Taxes otherwise due have been timely paid; (iii) neither the Company nor any Company Subsidiary has waived or has been requested in writing to waive (or agreed to any extension of) any limitations period in respect of Taxes; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Tax authority; (v) there are no pending or, to the Company’s Knowledge, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Company Subsidiary; (vi) neither the Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement, or has any obligation under any Tax indemnity arrangement; (vii) there are no liens for Taxes upon the assets of the Company or any Company Subsidiary (other than liens for property taxes not yet due and payable); (viii) all Taxes which the Company or any Company Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, or reserved against and entered on the books of the Company and the applicable Company Subsidiary in accordance with GAAP; and (ix) neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The Company (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code, (ii) has no Knowledge that the Internal Revenue Service (“IRS”) has proposed any such adjustment or change in accounting method with respect to the Company, and (iii) does not have any application pending with the IRS or any other tax authority requesting permission for any change in accounting method.

(c) (i) Neither the Company nor any Company Subsidiary is currently the subject of any audit or examination with respect to Taxes, (ii) there are no written requests for information from any Tax authority currently outstanding that could affect the Taxes of the Company or any Company Subsidiary, (iii) there are no proposed reassessments in writing of any property owned by the Company or any Company Subsidiary that could increase the amount of any Tax to which the Company or any Company Subsidiary would be subject, and (iv) no power of attorney that is currently in force has been granted by the Company with respect to any matter relating to Taxes.

(d) The Company has delivered or made available to Parent correct and complete copies of all income and other material Tax Returns for all taxable years remaining open under the applicable statute of limitations and examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary.

(e) Except in respect of any affiliated, consolidated, combined, unitary or similar group of which the Company currently is a member, the Company (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504(a)(1) of the Code) or (ii) has not filed or been required to file or been included on or required to be included on a consolidated federal income tax return or a state Tax Return on a consolidated, combined or unitary basis.

(f) Neither the Company nor any Company Subsidiary has engaged in any reportable transaction within the meaning of Treas. Reg. §1.6011-4(b).

(g) No written claim has been received by the Company or any Company Subsidiary from an authority in a jurisdiction where it does not file Tax Returns claiming that it is or may be subject to taxation in that jurisdiction, which claim, if successfully asserted, could reasonably be expected to result in any liability for Taxes.

(h) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i) No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to any of the Company Subsidiaries.

(j) Neither the Company nor any Company Subsidiary has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k) The prices and terms for the provision of any property or services by or to the Company and the Company Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(l) For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, no Company Subsidiary has any material item of income which could constitute subpart F income within the meaning of Section 952 of the Code. As of the Closing Date, no Company Subsidiary will hold assets that constitute U.S. property within the meaning of Section 956 of the Code.

Section 3.17. Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans as defined in Section 3(3) of the “Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other employee benefit arrangements, obligations, customs, or practices, whether or not subject to ERISA, to provide benefits, other than salary, in respect of services rendered, to current or former employees of the Company, including employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, repatriation or expatriation benefits, work permits, visas, salary continuation, disability, consulting or other compensation arrangements, workers’ compensation, deferred compensation, bonus, stock option, stock appreciation, stock purchase, phantom stock, or other equity right, hospitalization, medical, dental or vision benefits or insurance, life insurance, tuition reimbursement or scholarship programs, fringe benefits, cafeteria plan benefits and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the business of the Company maintained or contributed to by the Company or any person that is, together with the Company, treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA (each, an “ERISA Affiliate”) or pursuant to which the Company or any ERISA Affiliate could have Liability (collectively, “Employee Benefit Plans”).

(b) The Company has furnished or made available to Purchaser true and complete copies of all material documents embodying each of the Employee Benefit Plan. No Employee Benefit Plan is subject to ERISA reporting requirements.

(c) Each Employee Benefit Plan has been administered and operated in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and none of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person.

(d) No action, claim or proceeding is pending or, to the Knowledge of the Company, threatened in writing with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding.

(e) Neither the Company or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or Liability under any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

(f) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Employee Benefit Plan; (ii) obligate the Company or any Subsidiary of the Company to make any payment or provide any benefit in connection with a “change in ownership or effective control,” within the meaning of such term under Section 280G of the Code, or (iii) would be reasonably expected to result in the payment or series of payments by the Company or any of the Company Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) Each Employee Benefit Plan that is subject to Section 409A of the Code has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

Section 3.18. Employee Compensation. Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list of the titles and current annual salary rates of and bonuses paid or payable to all present officers and employees, and independent contractors and consultants who are used in the operations of the Company’s and any Company Subsidiary’s business and who are material to the operations of the Company’s or any Company Subsidiary’s business or who receive compensation, including, without limitation, cash and equity compensation, in an amount equal to at least $100,000 per annum.

Section 3.19. Employees.

(a) The Company and each of its Subsidiaries are in compliance, in all material respects, with all currently applicable laws and regulations respecting terms and conditions of employment. There are no proceedings pending, or, to the Company’s Knowledge, reasonably expected or threatened in writing, between the Company or any of its Subsidiaries, on the one hand, and any or all of its current or former employees, on the other hand. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company

Subsidiary, nor, to the Company’s Knowledge, are there any activities or proceedings of any labor union to organize any such employees. There is no strike, slowdown, work stoppage or lockout existing, or, to the Company’s Knowledge, threatened, by or with respect to any employees of the Company or any Company Subsidiary.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, every officer and employee, and independent contractor and consultant who is or has been used in the operations of the Company’s and any Company Subsidiary’s business has executed a proprietary information agreement in substantially the form previously provided to Parent which is currently in full force and effect and enforceable against such individual.

(c) The Company and each Company Subsidiary has complied in all material respects with all applicable laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of taxes and other sums as required by Law.

(d) Each person providing services to the Company or any Company Subsidiary that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such and neither the Company or any Company Subsidiary has any liability or obligations, including under or on account of any Employee Benefit Plan, arising out of the hiring or retention of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees.

(e) To the Company’s Knowledge, no employee of the Company or any Company Subsidiary is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or any Company Subsidiary or that would conflict with business of the Company or any Company Subsidiary or the execution delivery or performance of the Agreement and any documents contemplated hereunder.

Section 3.20. Bank Accounts. Section 3.20 of the Company Disclosure Schedule contains a complete and accurate list of all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and each Company Subsidiary (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto).

Section 3.21. Brokers. Neither Parent nor the Surviving Corporation shall directly or indirectly be obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Company or any Company Subsidiary at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.22. Disclosures. The Company has made available to Parent all the information reasonably available to the Company that Parent has requested for deciding whether to enter into this Agreement and the Collateral Documents. No representation or warranty of the Company contained in this Agreement, as qualified by the Company Disclosure Schedule, or any Collateral Document, and no certificate furnished or to be furnished to Parent at the Closing contains any untrue statement of a material fact or, to the Company’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to Parent, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUISITION

HOLDCO AND ACQUISITION CORP.

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule” and with the Company Disclosure Schedule, the “Disclosure Schedules”), Parent, Acquisition HoldCo and Acquisition Corp. represent and warrant to the Company as follows. Defined terms used without definition in this Article IV shall have the meaning given them in the Coherus Biosciences, Inc. Amended and Restated Series B Preferred Stock Purchase Agreement dated as of the Closing Date.

Section 4.1. Organization, Good Standing and Qualification. Each of Parent, Acquisition HoldCo and Acquisition Corp. is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into and carry out the provisions of this Agreement and the Collateral Documents. Parent has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as currently conducted and as it is currently planned to be conducted. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary and where any statutory fines or penalties, or any corporate disability imposed for this failure to qualify, would materially and adversely affect Parent’s business, properties, assets, prospects, or financial condition. True and accurate copies of Parent’s Certificate of Incorporation and Bylaws, each as of the date hereof and to be amended and in effect at the Closing, have been made available to the Company.

Section 4.2. Subsidiaries. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, Parent does not presently own or control, directly or indirectly, any interest in any other corporation or other business entity. Parent is not a participant in any joint venture, partnership, or similar arrangement.

Section 4.3. Authorization. All corporate action on the part of Parent, Acquisition HoldCo and Acquisition Corp., their respective officers, directors, and stockholders necessary for the authorization, execution, and delivery of this Agreement and the Collateral Documents, the performance of all obligations of Parent, Acquisition HoldCo and Acquisition Corp. hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale, and delivery of the shares of Parent Series B Preferred (or Parent Common Stock, as applicable) constituting the Acquisition Price and the Earn Out Funds (collectively, the “Merger Shares”) being issued hereunder and the Parent Common Stock issuable upon conversion of the Merger Shares has been taken and, assuming the due authorization, execution and delivery of this Agreement and any Collateral Document to which it is a party by the Company, this Agreement and the Collateral Documents, when executed and delivered, will constitute valid and legally binding obligations of each of Parent, Acquisition HoldCo and Acquisition Corp., enforceable in accordance with their respective terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) limitations on the enforceability of any indemnification provisions contained in this Agreement or any of the Collateral Documents. The issuance of the Merger Shares is not, and the subsequent conversion of the Merger Shares into Parent Common Stock will not be, subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

Section 4.4. Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of Parent, Acquisition HoldCo or Acquisition Corp. is required in connection with the execution and delivery of this Agreement or any Collateral Document or the consummation of any other transaction contemplated hereby or thereby, except for the following: (i) the filing of the Restated Certificate in the office of the Secretary of State of the State of Delaware, which has been filed by Parent prior to the Closing; (ii) the filing of a notice of exemption pursuant to Section 25102(f) California Securities Law, which shall be filed by Parent promptly following the Closing; (iii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor; (iv) the filing of the Certificate of Merger pursuant to the DGCL; (v) any other consents, approvals, authorizations, permissions, notices or filings which if not obtained or made would not (individually or in the aggregate), reasonably be expected to have a material adverse effect on the Surviving Corporation or materially delay or hinder or render unlawful the consummation of the Merger or other transactions contemplated by this Agreement; and (vi) consents, approvals, authorizations, permissions, notices or filings which have heretofore been obtained or made, as the case may be, by Parent, Acquisition HoldCo or Acquisition Corp., are in full force and effect and copies of which have been provided to the Company. Assuming that the representations of the Stockholders and Management Incentive Grant Recipients set forth in their respective Letters of Transmittal are true and correct, the issuance of the Merger Shares in conformity with the terms of this Agreement are (and the Parent Common Stock issuable upon conversion of the Merger Shares will be) exempt from the registration requirements of Section 5 of the Securities Act, and from the qualification requirements of Section 25110 of the California Securities Law, and neither Parent nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

Section 4.5. Valid Issuance of Merger Shares and Underlying Parent Common Stock. The Merger Shares, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of liens, encumbrances and restrictions on transfer, other than restrictions on transfer under this Agreement and the Collateral Documents and under applicable state and federal securities laws and liens or encumbrances created by or imposed by a Stockholder or Management Incentive Grant Recipient. The Parent Common Stock issuable upon conversion of the Merger Shares has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Collateral Documents and under applicable state and federal securities laws.

Section 4.6. Capitalization.

(a) The authorized capital stock of Parent consists, immediately prior to the Closing, of 48,391,200 shares of Parent Common Stock, 8,064,479 of which are issued and outstanding, and 29,883,497 shares of preferred stock, of which (a) 1,800,000 shares are designated Series A Preferred Stock (the “Parent Series A Preferred” and together with the Parent Series B Preferred, the “Parent Preferred Stock”), 1,620,888 of which are issued and outstanding and (b) 28,083,497 shares are designated Series B Preferred Stock, 13,638,707 of which are issued and outstanding. Each share of Parent Preferred Stock is initially convertible into one share of Parent Common Stock. Parent has also reserved an aggregate of 6,830,041 shares of Parent Common Stock for issuance to employees and consultants pursuant to the Plan, under which (i) 42,604 shares have been issued and are reflected in the currently outstanding Parent Common Stock, (ii) options to purchase 3,837,041 shares are presently outstanding and (iii) 2,950,391 shares remain available for future grant. All issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. True and accurate copies of the Plan and the signed agreements used thereunder have been made available to the Company. Immediately prior to the Closing, (i) warrants to purchase 491,943 shares of Parent Series B Preferred and 106,560 shares of Parent Series A Preferred have been issued and are outstanding and (ii) convertible promissory notes having an aggregate principal amount of $9,950,000.00 (the “2013 Convertible Notes”) have been issued and are outstanding pursuant to that certain Convertible Note and Warrant Purchase Agreement, dated as of July 15, 2013, by and among Parent and the parties named therein (as amended, the “2013 Bridge Financing Agreement”). True and accurate copies of the 2013 Bridge Financing Agreement, and the signed warrants and Convertible Notes used thereunder have been made available to the Company. Other than as described above or provided in the Ancillary Agreements, there are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights for the purchase or acquisition from Parent of any securities of Parent nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal. Except as otherwise provided in the Restated Certificate or the Ancillary Agreements, there are no outstanding rights or obligations of Parent to repurchase or redeem any of its securities. The respective rights, preferences, privileges, and restrictions of the Parent Preferred Stock and the Parent Common Stock are as stated in the Restated Certificate. All outstanding securities of Parent have been issued in compliance with state and federal securities laws.

(b) Section 4.6 of the Parent Disclosure f sets forth the summary capitalization of Parent immediately following the Closing, including the following (in each case, in the aggregate): (i) issued and outstanding Parent Common Stock; (ii) shares of Parent Common Stock exercisable under granted stock options; (iii) shares of Parent Common Stock reserved and available for future award grants under the Plan; and (iv) issued and outstanding Parent Preferred Stock. All outstanding shares of the Parent Common Stock and all shares of Parent Common Stock underlying outstanding options and warrants are subject to (i) a right of first refusal in favor of Parent upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following Parent’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

Section 4.7. Agreements; Action.

(a) Except as set forth in Section 4.7 of the Parent Disclosure Schedule, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs, or decrees to which Parent is a party or by which it is bound that involves (i) obligations (contingent or otherwise) of, or payments to, Parent in excess of $50,000 other than obligations of, or payments to, Parent arising from license, purchase, or sale agreements entered into in the ordinary course of business, (ii) the transfer or license of any Proprietary Right (as defined in Section 4.9 below) to or from Parent, other than licenses arising from the purchase of “off the shelf” or other standard products and other than agreements entered into in the ordinary course of business, each of which agreements are not, individually, material to Parent’s business, (iii) provisions restricting the development, manufacture, or distribution of Parent’s products or services, or (iv) indemnification by Parent with respect to infringements of Proprietary Rights other than indemnification obligations arising from license agreements entered into in the ordinary course of business. For the purposes of meeting the foregoing threshold of $50,000, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same person or entity (including persons or entities Parent has reason to believe are affiliated therewith) shall be aggregated.

(b) Except as set forth in Section 4.7 of the Parent Disclosure Schedule, Parent has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate (other than the Convertible Notes), (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged, or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of meeting the foregoing thresholds of $25,000 and $50,000, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same person or entity (including persons or entities Parent has reason to believe are affiliated therewith) shall be aggregated.

(c) Parent is not a party to and is not bound by any contract, agreement, or instrument, or subject to any restriction under its Restated Certificate or Bylaws, that materially and adversely affects Parent’s business, properties, assets, prospects, or financial condition.

Section 4.8. Compliance with Other Instruments. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent is not in violation or default of any provision of its Restated Certificate or Bylaws, each as of the date hereof and to be amended and in effect as of the Closing. Parent is not in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, writ, decree, order, or obligation to which it is a party or by which it or any of its properties or assets are bound which would materially adversely affect Parent’s business, properties, assets, prospects, or financial condition or, to the best of Parent’s Knowledge, of any provision of any federal, state, or local statute, rule, or governmental regulation applicable to Parent which, individually or in the aggregate, would materially adversely affect Parent’s business, properties, assets, prospects, or financial condition, taken as a whole. The execution, delivery, and performance of and compliance with this Agreement and the Ancillary Agreements and the issuance and sale of the Shares will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained and which are identified on Section 4.8 of the Parent Disclosure Schedule), or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of Parent pursuant to any such provision, or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Parent, its business or operations, or any of its assets or properties pursuant to any such provision.

Section 4.9. Intellectual Property. All patents, patent applications, registered trademarks, trademark applications and copyright registrations owned by or recorded in the name of Parent (the “Parent Registered Proprietary Rights”) are set forth on Section 4.9(a) of the Parent Disclosure Schedule. Parent Registered Proprietary Rights is subsisting and unexpired. Except as set forth on Section 4.9(b) of the Parent Disclosure Schedule, Parent has exclusive ownership, free of material liens and material adverse rights and interests of others, of all Parent Registered Proprietary Rights. To Parent’s Knowledge, Parent owns or has the right to use all intellectual property, including without limitation all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights, and processes, and all applications and registrations of the foregoing (collectively, “Proprietary Rights”) necessary to operate its business as now conducted and as proposed to be conducted within the twelve (12) months following the date of this Agreement. Except as set forth on Section 4.9(c) of the Parent Disclosure Schedule, and other than agreements entered into in the ordinary course of business, each of which agreements are not exclusive or, individually, material to Parent’s business, there are no outstanding options, licenses, or agreements of any kind relating to any Proprietary Rights owned by Parent, nor is Parent bound by or a party to any such options, licenses, or agreements of any kind with respect to the Proprietary Rights of any other person or entity. To Parent’s Knowledge, no person or entity is violating any of Parent’s Proprietary Rights. To Parent’s Knowledge, Parent has not violated and, by conducting its business as proposed to be conducted within the twelve (12) months following the date of this Agreement, will not violate any of the Proprietary Rights of any other person or entity. Parent has not received any written communications alleging that Parent has violated, or by conducting its business as proposed to be conducted within the twelve (12) months following the date of this Agreement, would violate the Proprietary Rights of any other person or entity. To the best of Parent’s Knowledge, (i) none of Parent’s employees or consultants are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or that would conflict with Parent’s business as proposed to be conducted within the twelve (12) months following the date of this Agreement, (ii) neither the carrying on of Parent’s business by the employees of Parent, nor the conduct of Parent’s business as proposed to be conducted within the twelve (12) months following the date of this Agreement, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees or consultants is now obligated, and (iii) none of Parent’s current employees or consultants is, by virtue of such employee’s or consultant’s activities in connection with Parent’s business, violating, infringing, or misappropriating any Proprietary Rights of any former employer of such employee or consultant. To Parent’s Knowledge, the execution and delivery of this Agreement and the Ancillary Agreements will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of Parent’s employees or consultants is now obligated. Parent does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by Parent. Parent takes commercially reasonable actions to protect and maintain its Proprietary Rights, including the confidentiality of material trade secrets.

Section 4.10. Employees. Except as set forth on Section 4.10 of the Parent Disclosure Schedule, each current and former employee of Parent and each current and former consultant to Parent has executed a current proprietary information agreement assigning to Parent all of his or her rights in all inventions and Proprietary Rights, in the form made available to the Company in all material respects. No current or former employee or consultant has excluded works or inventions made prior to his or her employment or consulting relationship with Parent from his or her assignment of inventions to Parent. To Parent’s Knowledge, no officer or key employee is in violation of any prior employee contract, proprietary information agreement, or noncompetition agreement. No employees of Parent are represented by any labor union or covered by any collective bargaining agreement, nor are there any union organization activities pending or, to Parent’s Knowledge, threatened by Parent’s employees. There is no pending or, to Parent’s Knowledge, threatened labor dispute involving Parent and any group of its employees. Parent has complied in all material respects with all applicable state and federal equal opportunity, minimum wage, immigration, workforce reduction, and other laws related to employment and termination of employment. Parent is not aware that any officer, key employee, or key consultant, or that any group of key employees or consultants, intends to terminate their employment with Parent, nor does Parent have a present intention to terminate the employment or consultancy of any of the foregoing.

Section 4.11. Related Party Transactions. Except as set forth on Section 4.11 of the Parent Disclosure Schedule and for the agreements explicitly contemplated hereby and by the Ancillary Agreements, there are no agreements, understandings, or proposed transactions between Parent and any of its officers, directors, affiliates, or any affiliate thereof. No employee, officer, director, or stockholder of Parent or member of his or her immediate family is indebted to Parent. Except as set forth on Section 4.11 of the Parent Disclosure Schedule, there are no obligations of Parent to employees, officers, directors, or stockholders of Parent (or commitments to make loans or extend or guarantee credit) other than for payment of salary for services rendered, reimbursement for reasonable expenses incurred on behalf of Parent, and for other standard employee benefits made generally available to all employees. Except as set forth on Section 4.11 of the Parent Disclosure Schedule, no employee, officer, director, or stockholder of Parent or member of his or her immediate family is entitled to any bonus, acceleration of benefits, or payment as the result of any change of control of Parent, any termination of employment, or any other event or combination of events. To Parent’s Knowledge, no employee, officer, director, or stockholder of Parent or member of his or her immediate family has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except that employees, officers, directors, or stockholders of Parent and members of their immediate families may own stock in publicly traded companies (representing less than 1% of the outstanding stock of such company) that may compete with Parent. No member of the immediate family of any officer or director of Parent is directly or indirectly interested in any material contract with Parent.

Section 4.12. Litigation. There is no action, suit, proceeding, or investigation (including without limitation any suit, proceeding, or investigation involving the prior employment of any of Parent’s employees, their use in connection with Parent’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers) pending or, to Parent’s Knowledge, currently threatened (including cease and desist letters or invitations to take a patent license) before any court, administrative agency, arbitration body, or other governmental body (nor, to Parent’s Knowledge, is there any basis for any such action, suit, proceeding or investigation). Neither Parent nor, to Parent’s Knowledge, any of its directors or officers as key employers, is a party or subject to, and none of its assets, properties or rights is bound by, the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality. There is no action, suit, or proceeding by Parent currently pending or that Parent intends to initiate.

Section 4.13. Title to Property and Assets. Except as set forth on Section 4.13 of the Parent Disclosure Schedule, Parent has good and marketable title to all of its properties and assets (other than Proprietary Rights, the representations and warranties relating to which are set forth in Section 4.9) that it owns free and clear of all mortgages, liens, loans, and encumbrances, except liens for current taxes and assessments not yet due and minor liens and encumbrances which arise in the ordinary course of business and which do not, in any case, in the aggregate, materially detract from the value or use of the property subject thereto or materially impair the operations of Parent. With respect to the property and assets it leases, Parent is in compliance with such leases and holds a valid leasehold interest free of all liens, claims, or encumbrances.

Section 4.14. Permits. Except with respect to Proprietary Rights (the representations and warranties to which are set forth in Section 4.9), Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect Parent’s business, properties, assets, prospects, or financial condition, and Parent believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

Section 4.15. Employee Benefit Plans. Except as set forth on Section 4.15 of the Parent Disclosure Schedule, Parent does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

Section 4.16. Tax Returns, Payments, and Elections. Except as set forth on Section 4.16 of the Parent Disclosure Schedule, Parent has filed all tax returns and reports (federal, state, and local) as required by law, and such returns and reports are true and correct in all material respects and Parent has paid all taxes and other assessments due and has made adequate provisions for the payment of all other taxes and assessments as reflected on the Financial Statements (as defined in Section 4.18 below). Parent has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on Parent’s business, properties, assets, prospects, or financial condition. Parent has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Parent’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Parent has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax-receiving officers or authorized depositories. Neither Parent nor Acquisition HoldCo has any plan or intention to liquidate Acquisition HoldCo, merge Acquisition HoldCo with any other entity or convert Acquisition HoldCo into a limited liability company or other non-corporate entity following the Merger.

Section 4.17. Environmental and Safety Laws. To Parent’s Knowledge, Parent is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and no material expenditures are required in order to comply with any such existing statute, law, or regulation.

Section 4.18. Financial Statements. Parent has made available to the Company its (a) unaudited income statement, balance sheet, and statement of cash flows as of September 30, 2013, and (b) unaudited income statement, balance sheet and statement of cash-flows for the year ended December 31, 2012 (collectively, the “2013 Parent Financial Statements”). The 2013 Parent Financial Statements are complete and correct in all material respects, have been prepared in accordance with GAAP, and present fairly the financial condition and operating results of Parent as of the dates and for the periods indicated, subject to normal immaterial year-end audit adjustments and except that the 2013 Parent Financial Statements may not contain footnotes as would be required by GAAP. Except as disclosed in the 2013 Parent Financial Statements, Parent is not a guarantor or indemnitor of any indebtedness of any other person or entity. Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

Section 4.19. Changes. Since September 30, 2013, there has not been:

(a) any change in the assets, liabilities, financial condition, or operating results of Parent from that reflected in the 2013 Parent Financial Statements, except changes in the ordinary course of business that have not been and are not expected to be, individually or in the aggregate, materially adverse;

(b) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting Parent’s business, properties, assets, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

(c) any waiver or compromise by Parent of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Parent, except in the ordinary course of business and that is not material to Parent’s business, properties, assets, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted);

(e) any material change or amendment to a material contract or arrangement by which Parent or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director, or stockholder;

(g) any sale, assignment, or transfer of any Proprietary Assets;

(h) any resignation or termination of employment of any officer, key employee, or key consultant, or any group of key employees or consultants, of Parent;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any important customer of Parent;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k) any material change in the contingent obligations of Parent by way of guaranty, endorsement, indemnity, warranty, or otherwise, except as set forth on Section 4.19(k) of the Parent Disclosure Schedule;

(l) any declaration, setting aside of payment, or other distribution in respect of any of Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Parent;

(m) any other event or condition of any character that will materially and adversely affect Parent’s business, properties, assets, prospects, or financial condition (as such business is presently conducted and as it is proposed to be conducted); or

(n) any agreement or commitment by Parent to do any of the things described in this Section 4.19.

Section 4.20. Registration Rights; Voting Rights. Except as provided in the Ancillary Agreements, (i) Parent has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) to Parent’s Knowledge, no stockholder of Parent has entered into any agreement with respect to the voting of equity securities of Parent.

Section 4.21. Disclosure. Parent has made available to the Company all the information reasonably available to Parent that the Company has requested for deciding whether to accept the Merger Shares, including certain of Parent’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of Parent contained in this Agreement, as qualified by the Parent Disclosure Schedule, and no certificate furnished or to be furnished to the Company at the Closing contains any untrue statement of a material fact or, to Parent’s Knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, Parent does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that Parent has not delivered to the Company, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

Section 4.22. Brokers. Neither the Company nor any Company Subsidiary shall directly or indirectly be obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent, Acquisition HoldCo or Acquisition Corp. at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Parent, Acquisition HoldCo or Acquisition Corp.

Section 4.23. Financial Capability. Parent has sufficient cash on hand or financing available under existing credit facilities to pay all cash amounts to be paid by it hereunder on and after the Closing Date and to pay all related fees and expenses. Parent acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

ARTICLE V COVENANTS AND ADDITIONAL AGREEMENTS.

Section 5.1. Conduct of Business. The Company covenants and agrees that at all times from and after the date of this Agreement until the Effective Time (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent otherwise shall consent in writing) (which consent shall not be unreasonably withheld):

(a) The Company shall, and shall cause each Company Subsidiary to, conduct its business only in, and shall not take any action except in, the ordinary course of business consistent with past practice in all material respects.

(b) Without limiting the generality of paragraph (a) of this Section 5.1, (i) the Company shall use, and shall cause each Company Subsidiary to use, its commercially reasonable efforts, to preserve intact its present business organization, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationship with material customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and orders of all governmental or regulatory authorities applicable to any of them, and (ii) the Company shall not, and shall not permit any Company Subsidiary to:

(1) amend or propose to amend its certificate of incorporation or by-laws or any equivalent organizational documents of any Company Subsidiary except for amendments required by this Agreement;

(2) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a merger, consolidation, restructuring, recapitalization or other reorganization (other than the approvals of the Merger required by the DGCL and this Agreement) or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any option with respect thereto (except for repurchases pursuant to outstanding agreements);

(3) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any option, warrant or similar right with respect thereto other than upon exercise or conversion of an Option or Company Preferred Stock outstanding on the date of this Agreement;

(4) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than the acquisition of assets in the ordinary course of business consistent with past practice;

(5) except to the extent required by applicable law, (x) permit any change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes or (y) make any material Tax election or settle or compromise any Tax liability;

(6) except as otherwise provided in this Agreement or as set forth in Section 5.1(b)(6) of the Company Disclosure Schedule, (x) except to the extent such incurrence would not be in violation of or require disclosure pursuant to the terms of this Agreement, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

(7) except as set forth in Section 5.1(b)(7) of the Company Disclosure Schedule and except for the actions with respect to stock options and the Company Stock Plan expressly provided for in this Agreement, and except as required by law, enter into, adopt, amend in any material respect or terminate (other than in accordance with its terms) any benefit plans or other agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees or consultants, or increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

(8) increase, or agree to increase, the compensation or benefits payable, or to become payable, to its officers or employees or grant any severance or termination pay to any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that is required by Law;

(9) except for the amendments to the Options and the Company Stock Plan expressly provided for in this Agreement or as set forth in the Company Disclosure Schedule, enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm’s length basis, with any Affiliate of the Company;

(10) waive or agree to any extension of any limitations period in respect of Taxes;

(11) take any action or omit to take any action which would result in a breach, violation or inaccuracy of any representation, warranty, covenant or agreement of the Company or any Company Subsidiary made in this Agreement;

(12) enter into any contract or agreement which would require the consent of the other party thereto to consummate the transactions contemplated hereby;

(13) enter into, terminate or, other than in the ordinary course of business, amend, any lease or sublease of any real property or purchase or sell any real property or any interest therein; or

(14) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

(c) Subject to applicable law, until the Effective Time, the Company shall (i) confer on a regular and frequent basis with Parent and/or its Affiliates with respect to its business and operations, the business and operations of each Company Subsidiary and other matters relevant to the Merger, provided that, in no event shall Parent direct or advise the Company with respect to the business or the operations of the Company or any Company Subsidiary, and (ii) promptly advise Parent, in writing, of any change or event, including any communication with the FDA, any communication regarding a license or sublicense, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, except for any change or event that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby.

Section 5.2. No Solicitations. Until the Effective Time and unless this Agreement shall have been terminated pursuant to Section 8.1, the Company shall not authorize or permit any officer, director, stockholder, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of the Company (each, a “Representative”), directly or indirectly, to initiate, solicit, encourage, or, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction, by any Person, or group (a “Potential Acquiror”). The Company shall promptly inform Parent, orally and in writing, of the material terms and conditions of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives and the identity of the Potential Acquiror. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted on or prior to the date of this Agreement heretofore with respect to any Acquisition Transaction. As used in this Agreement, “Acquisition Transaction” means any merger, consolidation or other business combination involving the Company or any Company Subsidiary, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company and the Company Subsidiaries, whether for cash, securities or any other consideration or combination thereof, other than pursuant to the transactions contemplated by this Agreement.

Section 5.3. Access to Information; Support; Confidentiality.

(a) The Company shall, and shall cause each Company Subsidiary to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Affiliates and their respective Representatives with full access, upon reasonable prior notice, during normal business hours to all officers, employees, agents, accountants and customers of the Company or any Company Subsidiary, and their respective assets, properties, books and records and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of federal or state securities laws or filed with any other governmental or regulatory authority, and (y) all other information and data (including copies of contracts, benefit plans and other books and records) concerning the business, employees and operations of the Company and any Company Subsidiary (including product development) as Parent or any of such other persons reasonably may request upon reasonable advance notice and at Parent’s sole cost. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

(b) Without limiting any covenant contained in this Article V, Parent and the Company shall each, and Company shall cause each Company Subsidiary to (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company, any Company Subsidiary or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other actions as may reasonably be necessary or as either party may reasonably request to satisfy the conditions of Article VI or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

(c) Until the fifth anniversary of the Closing Date, except as required by Law or stock exchange rule, the Stockholders’ Representative will treat and hold as confidential all confidential information concerning the business and operations of the Company and each Company Subsidiary, in oral, written, graphic or electronic form, including trade secrets concerning their business and affairs, that is not generally available to the public (the “Post-Closing Confidential Information”), refrain from disclosing any of such Post-Closing Confidential Information except in connection with this Agreement or the transactions contemplated hereby, and destroy, at the request of Parent, all tangible embodiments (and all copies) of the Post-Closing Confidential Information that are in their possession; provided, however, that (i) the Stockholders’ Representative may retain archival copies of the Post-Closing Confidential Information to enable the Stockholders and the Stockholders’ Representative to comply with their respective obligations under this Agreement or any Collateral Document or as necessary to meet any other legal or regulatory requirements or internal audit or internal document retention or other compliance requirements, to prosecute, defend or settle any Action or indemnification claim or to maintain a record of materials transferred or disclosed to Parent, and (ii) the foregoing shall not prohibit disclosure of any Post-Closing Confidential Information by the Stockholders’ Representative to its Representatives or to the Stockholders and Management Incentive Grant Recipients who are bound by similar obligations of confidentiality. In the event that the Stockholders’ Representative or any of its Representatives is requested or required by any regulatory authority or pursuant to written or oral question or request for information or documents or otherwise in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Post-Closing Confidential Information, the Stockholders’ Representative shall as promptly as practicable and to the extent legally permitted notify Parent of the request or requirement so that Parent may seek (at its sole expense) an appropriate protective order or waive compliance with the provisions of this Section 5.3(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Stockholders’ Representative or any of its Representatives is required to disclose any Post-Closing Confidential Information, the Stockholders’ Representative or its Representative, as applicable, may disclose such Post-Closing Confidential Information without breaching this Section 5.3(c); provided, however, that such Person shall cooperate (at the sole expense of Parent) with Parent’s efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Post-Closing Confidential Information required to be disclosed as Parent may designate. The foregoing provisions shall not apply to any Post-Closing Confidential Information that is (a) generally available to the public unless such Post-Closing Confidential Information is so available due to a breach of this Section 5.3(c) by the Stockholders’ Representative or its Representatives, (b) disclosed to any Governmental Entity, (c) available to the Stockholders’ Representative from another source that is (to the knowledge of the Stockholders’ Representative) not disclosing such Post-Closing Confidential Information in violation of a fiduciary or contractual duty to the Company or any Company Subsidiary or (d) independently developed by the Stockholders’ Representative without reference to any of the Post-Closing Confidential Information. Notwithstanding the foregoing, the Stockholders, the Management Incentive Grant Recipients and the Stockholders’ Representative may retain copies of books and records relating to Taxes of the Company and each Company Subsidiary for any taxable period or portions thereof ending on or before the Closing Date.

Section 5.4. Company Stockholder Approval. On or before the date of this Agreement, each of the Stockholders listed on Exhibit A have executed and delivered to the Parent a Voting Agreement and Release. The Company shall, promptly after the execution of this Agreement, obtain the approval and adoption of this Agreement, the Merger, and the other transactions contemplated by this Agreement by the required vote of the Stockholders under the DGCL and the Company’s certificate of incorporation and by-laws and following such consent provide written notice of such action to each of the Stockholders that has not executed the Voting and Release Agreement in accordance with the DGCL.

Section 5.5. Prior Knowledge. If Parent shall have knowledge on or prior to the Closing Date of the existence or occurrence of any fact or event which has caused, or is reasonably expected to cause, any inaccuracy or breach by the Company of any representation, warranty, covenant or other obligation hereunder, then Parent shall notify the Company and the Stockholders’ Representative promptly of such matter in writing. If Parent fails to inform the Company and the Stockholders’ Representative of such fact or event as provided herein, such failure to notify will constitute a waiver and release by Parent of any rights it may have hereunder, including any right to delay the Closing or terminate this Agreement as a result of such representation warranty, covenant or agreement being untrue or inaccurate because of such fact or event.

Section 5.6. Supplemental Disclosure. The Company may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Company Disclosure Schedule in order to add information or correct previously supplied information; provided, however, that the foregoing proviso shall not apply to any supplement, amendment or addition that relates to any event or set of circumstances that occurred or existed prior to the date hereof. It is agreed that the Company Disclosure Schedule may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Company Disclosure Schedule shall be deemed to cure any breach for purposes of Article VII; provided, that if the Closing occurs, then any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant that would have existed if the Company had not made such supplement, amendment or addition, and all references to any Company Disclosure Schedule hereto that is supplemented or amended as provided in this Section 5.6 shall for all purposes after the Closing be deemed to be a reference to such Company Disclosure Schedule as so supplemented or amended.

Section 5.7. Company Stock Plan. The Company has taken all steps necessary to ensure that the Company is not or will not be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current stockholders of Acquisition Corp. or its Affiliates, to acquire any capital stock of the Surviving Corporation or its Affiliates.

Section 5.8. Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither the Company nor Parent will, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

Section 5.9. Director and Officer Indemnity.

(a) From and after the Effective Time, Parent and Surviving Corporation agree to indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, all past and present directors of the Company and any person who becomes an officer or director of the Company after the date hereof but prior to the Effective Time to the same extent as such persons are indemnified as of the date of this Agreement pursuant to the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware August 13, 2012, the by-laws of the Company as in effect on the date hereof and any indemnification agreement between the Company and such officers and directors for acts or omissions occurring at or prior to the Effective Time (including claims for indemnification related to acts or omission taken in connection with the consideration and approval of the transaction contemplated by this Agreement).

(b) At the Effective Time and for a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect in the certificate of incorporation and bylaws (and other comparable charter documents) of it or any successor of it, provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those presently contained in the certificate of incorporation and by-laws of the Company in effect immediately prior to the Effective Time to the extent permitted by law.

(c) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or by-laws of the Company, any employment agreement or indemnification agreement in effect as of the date of the date hereof, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger.

(d) If Parent or Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent or Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are expressly intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs, estates and personal representatives.

Section 5.10. Management Incentive Grants. Parent shall take all steps necessary to obtain the approval by its board of directors and stockholders, to the extent required by the Restated Certificate, the Ancillary Agreements and the DGCL, to issue the Management Incentive Grants to the Management Incentive Grant Recipients and to execute and deliver the Restricted Stock Agreements as contemplated by Section 2.9.

ARTICLE VI CONDITIONS TO CLOSING.

Section 6.1. Conditions to the Obligations of Parent, Acquisition HoldCo and Acquisition Corp. The obligation of Parent, Acquisition HoldCo and Acquisition Corp. to effect the Merger, is subject to the fulfillment on or prior to the Closing Date of each of the following conditions (all or any of which, other than Section 6.1(d), may be waived by Parent in its sole discretion):

(a) Performance of Obligations; Representations and Warranties. The Company shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date, and, each of the Company’s and any Company Subsidiary’s representations and warranties contained in Article III of this Agreement shall be true and correct in all material respects (if not qualified by Company Material Adverse Effect or materiality) and in all respects (if qualified by Company Material Adverse Effect or materiality) as of the date hereof and as of the Closing Date other than in the case of representations and warranties made as of a specified date earlier than the Closing Date, which shall have been true and correct in all material respects (if not qualified by Company Material Adverse Effect or materiality) and in all respects (if qualified by Company Material Adverse Effect or materiality) as of such specified date, and the Company shall have delivered to Parent a certificate, dated the Closing Date executed on behalf of the Company by its Chairman, President or a Vice President, to such effect.

(b) Resignations. The Company shall have delivered to Parent a resignation letter from each of the directors and officers of the Company and from each of the directors and officers of any Company Subsidiary, as instructed in writing by Parent. Such resignations are to be effective at the Effective Time.

(c) Consents. The Company and each Company Subsidiary shall have received or made the consents, approvals, authorizations, permissions, notices and filings listed on Schedule 6.1(c) and all of them shall be in form and substance satisfactory to Parent, Acquisition HoldCo and Acquisition Corp.

(d) Stockholder Approval. The Company shall have obtained the approval by its stockholders of this Agreement, to the extent required by the Company’s certificate of incorporation and the DGCL and shall have provided to Parent evidence of such approval (“Company Stockholder Approval”). For the avoidance of doubt, the delivery to Parent of an executed Voting and Release Agreement by the Stockholders listed on Exhibit A shall constituted evidence of the Company Stockholder Approval.

(e) Illegality. There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the Merger illegal.

(f) Secretary’s Certificate. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company attaching and certifying as to the Company’s current certificate of incorporation and by-laws and the resolutions of the Company’s Board of Directors and stockholders approving this Agreement and the transactions relating thereto.

(g) Rights Agreement. Each of the Persons identified on Schedule 6.1(g) shall have executed and delivered to Parent the Second Amended and Restated Investors’ Rights Agreement (the “Rights Agreement”) in substantially the form attached as Exhibit H.

(h) Voting Agreement. Each of the Persons identified on Schedule 6.1(h) shall have executed and delivered to Parent the Second Amended and Restated Voting Agreement, as amended as of the Closing (the “Voting Agreement”) in substantially the form attached as Exhibit I.

(i) Escrow Agreement. Parent shall have received an executed counterpart of the Escrow Agreement signed by each party thereto other than Parent.

(j) Accredited Investor List. The Company shall have delivered to Parent the Accredited Investor List.

Section 6.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the fulfillment at or prior to the Closing Date of each of the following conditions (all of which may be waived by the Company in its sole discretion).

(a) Performance of Obligations; Representations and Warranties. Parent, Acquisition HoldCo and Acquisition Corp. shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing Date and each of the representations and warranties of Acquisition HoldCo, Acquisition Corp. and Parent contained in Article IV of this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of the date hereof and as of the Closing Date other than in the case of representations and warranties made as of a specified date earlier than the Closing Date, which shall have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) as of such specified date, and each of Parent, Acquisition HoldCo and Acquisition Corp. shall have delivered to the Company a certificate, dated the Closing Date executed on behalf of each of them by an authorized officer, to such effect.

(b) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company, to the extent required by the Company’s certificate of incorporation and the DGCL.

(c) Illegality. There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal of competent jurisdiction which makes the consummation of the Merger illegal.

(d) Secretary’s Certificate. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent attaching and certifying as to Parent’s current certificate of incorporation and by-laws and the resolutions of Parent’s Board of Directors approving this Agreement and the transactions relating thereto.

(e) Escrow Agreement. The Company shall have received an executed counterpart of the Escrow Agreement signed by each party thereto other than the Company and the Stockholders’ Representative.

(f) Rights Agreement. Parent shall have executed and delivered to each of the Persons identified on Schedule 6.1(g) the Rights Agreement.

(g) Voting Agreement. Parent shall have executed and delivered to each of the Persons identified on Schedule 6.1(h) the Voting Agreement.

(h) Restated Certificate of Parent. The board of directors of Parent and the stockholders of Parent shall have adopted Parent’s Restated Certificate (the “Restated Certificate”) in the form attached hereto as Exhibit L which reserves an appropriate number of shares of Series B Preferred to permit the issuances contemplated by this Agreement and Parent shall have filed the Amendment with the Secretary of State of the State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

(i) Board of Directors of Parent. James I. Healy, M.D., Ph.D. shall have been appointed to serve as a member of the Board of Directors of Parent effective immediately following the Closing.

(j) Management Rights Agreement. Parent shall have executed Sofinnova’s customary Management Rights Agreement in the form attached hereto as Exhibit K.

(k) Secondary Purchase Agreement. Cook Pharmica LLC shall have agreed to sell 1,195,000 shares of Parent Series B Preferred to Sofinnova pursuant to the Secondary Share Purchase Agreement in the form attached hereto as Exhibit L (the “Secondary Share Purchase Agreement”).

(l) Parent Stockholder Approval. Parent shall have obtained the approval by its stockholders of this Agreement and the transactions contemplated by this Agreement, to the extent required by the Restated Certificate, the Ancillary Agreements and the DGCL, and shall have provided to Company evidence of such approval.

ARTICLE VII SURVIVAL; INDEMNIFICATION; TAX MATTERS.

Section 7.1. Survival. Except as otherwise provided herein, all the representations and warranties of the Company, Parent, Acquisition HoldCo and Acquisition Corp. contained in or made pursuant to this Agreement shall survive the Closing and shall remain operative and in full force and effect for a period of twelve (12) months after the Effective Time (such period being referred to as the “Indemnity Period”), regardless of any investigation or statement as to the results thereof made by or on behalf of any Person before or after the Closing, provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.21 (collectively, the “Company Fundamental Representations”), and Sections 4.1, 4.3, 4.5, 4.6 and 4.23 (collectively, the “Parent Fundamental Representations”, shall survive after the Closing Date until thirty (30) days after the expiration of the applicable statute of limitations (including any expirations thereof); (b) the representations and warranties contained in Section 3.16 shall survive after the Effective Time until thirty (30) days after the expiration of the applicable statutes of limitations (including any extensions thereof); and (c) claims based on fraud or intentional misrepresentations shall survive after the Effective Time until thirty (30) days after the expiration of the applicable statutes of limitations (including any extensions thereof). Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which is the subject of a properly asserted Claim Notice prior to the expiration of the Indemnity Period shall survive solely with respect to such claim or any dispute underlying such Claim Notice until the final resolution thereof in accordance with this Article VII.

Section 7.2. Indemnification.

(a) Subject to the provisions of this Article VII, the Stockholders and Management Incentive Grant Recipients shall severally, and not jointly, indemnify Parent, its employees, agents, directors, officers, subsidiaries and its Affiliates, including Acquisition HoldCo, Acquisition Corp. and the Surviving Corporation, and the employees, agents, directors, officers and subsidiaries of its Affiliates (the “Buyer Indemnified Parties”) from and against any and all damages, claims, losses (including loss of value), expenses, costs, obligations and liabilities, including liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses including those incurred to enforce the terms of this Agreement or any Collateral Document (collectively, “Losses”) asserted against, or paid, suffered or incurred by any Buyer Indemnified Party which, directly or indirectly, arise out of, result from, are based upon or relate to: (i) (x) the breach of any representation or warranty made by the Company in this Agreement or (y) the breach by the Company of its covenants or agreements set forth in this Agreement; and (ii) Pre-Closing Tax Liabilities, except to the extent such Pre-Closing Tax Liabilities are attributable to a breach of any covenant contained in Section 7.10(f) or (g).

(b) Subject to the provisions of this Article VII, Parent shall indemnify each of the Stockholders and Management Incentive Grant Recipients and their respective employees, agents, directors, officers, subsidiaries and its Affiliates (the “Stockholder Indemnified Parties”)

from and against any and all Losses asserted against, or paid, suffered or incurred by any Stockholder Indemnified Party which, directly or indirectly, arise out of, result from, are based upon or relate to: (i) the breach of any representation or warranty made by Parent, Acquisition HoldCo or Acquisition Corp. in this Agreement or (ii) the breach by Parent, Acquisition HoldCo or Acquisition Corp. of any of their respective covenants or agreements set forth in this Agreement.

Section 7.3. Limitation of Liability. After the Closing, the Indemnified Parties’ rights to indemnification under Section 7.2 shall be subject to the following:

(a) (i) in no event shall the aggregate amount to be paid to the Buyer Indemnified Parties under Article VII exceed One Million Dollars ($1,000,000) (the “Overall Indemnity Cap”), which amount shall be calculated with respect any payment from the Indemnity Escrow Funds in the manner set forth in Section 7.8; (ii) in no event shall the aggregate amount to be paid to Stockholder Indemnified Parties under Section 7.2 exceed One Million Dollars ($1,000,000); and (iii) the Indemnified Parties shall be entitled to recover any Loss otherwise recoverable pursuant to Section 7.2(a)(i)(x) or Section 7.2(b)(i), as appropriate, (other than indemnification for breaches of the Company Fundamental Representations or Parent Fundamental Representations, as appropriate, to which the Indemnity Threshold Amount shall not apply) only to the extent the aggregate of Losses otherwise recoverable pursuant to Section 7.2(a)(i)(x) or Section 7.2(b)(i), as appropriate, exceeds Twenty Five Thousand ($25,000) (the “Indemnity Threshold Amount”) in the aggregate; provided, that, if all such Losses exceed the Indemnity Threshold Amount, the Indemnified Parties shall be entitled to recover for all such indemnifiable Losses including the Indemnity Threshold Amount;

(b) in no event shall any Stockholder or Management Incentive Grant Recipient be required to provide indemnification under Article VII for any amount exceeding the pro rata amount of the Acquisition Price withheld from such Stockholder or Management Incentive Grant Recipient pursuant to Section 2.3 as Indemnity Escrow Funds; and

(c) the limitations set forth in this Section 7.3 shall not apply with respect to any claim arising out of or resulting from fraud or intentional misrepresentation.

Section 7.4. Additional Indemnification Limitations. The Buyer Indemnified Parties’ sole recourse for indemnification due to any Loss under Section 7.2 shall be by way of release to Parent of Indemnity Escrow Funds, subject to the Overall Indemnity Cap, as set forth in Section 7.8; provided, however, the Buyer Indemnified Parties shall have the right to seek recovery of any Losses at any time directly from the Stockholders and Management Incentive Grant Recipients with respect to Losses based upon fraud or intentional misrepresentation committed by any Stockholder or Management Incentive Grant Recipient, severally and not jointly with any other Stockholder or Management Incentive Grant Recipient, as set forth in Section 7.9(i). For the avoidance of doubt, the Stockholder Indemnified Parties shall have the right to seek recovery of any Losses at any time from Parent with respect to Losses based upon fraud or intentional misrepresentation, as set forth in Section 7.9(i).

Section 7.5. Notice of Claims. If any Buyer Indemnified Party or Stockholder Indemnified Party, as applicable (each, an “Indemnified Party”) reasonably believes in good faith that it has suffered or incurred any Loss for which such Indemnified Party is entitled to indemnification pursuant to this Article VII from the Stockholders/Management Incentive Grant Recipients or Parent, respectively (the “Indemnifying Party”), it shall notify the Indemnifying Party promptly in writing (at its address set forth in Section 11.5), and in any event within the applicable time period specified in Section 7.1, describing such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred (a “Claim Notice”); provided, however, that the Stockholders’ Representative shall be deemed to be the Stockholder Indemnified Party (whether it is the Indemnified Party or the Indemnifying Party) for purposes of this Article VII. If any legal action is instituted by a third party with respect to which any of the Indemnified Parties intend to claim indemnity under this Section 7.5, such Indemnified Party shall promptly give a Claim Notice to notify the Indemnifying Party with respect to such legal action. In any event, a failure or delay in notifying the Indemnifying Party shall not affect the Indemnified Party’s right to indemnity, except only to the extent such failure or delay materially and adversely prejudices the ability to defend against any legal action.

Section 7.6. Defense of Third Party Claims. Because the right to indemnity is limited as provided herein, the Indemnified Parties shall have the right to conduct and control, through counsel of their own choosing, reasonably acceptable to the Indemnifying Party, any third party legal action or other claim, but the Indemnifying Party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if the Indemnified Parties shall fail to defend any such legal action or other claim, then the Indemnifying Party may defend, through counsel of their own choosing, such legal action or other claim, and so long as it gives the Indemnified Party at least fifteen (15) days’ notice of the terms of the proposed settlement thereof and permit the Indemnified Party to then undertake the defense thereof, except as set forth below, settle such legal action or other claim and recover the amount of such settlement or of any judgment and the costs and expenses of such defense. Neither the Indemnifying Party nor the Indemnified Party shall compromise or settle any such legal action or other claim without the prior written consent of the other, which consent shall not be unreasonably withheld, except that under no circumstances shall Parent, the Stockholders’ Representative or the Stockholders/Management Incentive Grant Recipients be required to consent to the entry of an order for injunctive or other non-monetary relief. All costs and expenses reasonably incurred in defending any such third party legal action or other claim, including the amount of any settlement or of any judgment, shall be paid out as provided herein.

Section 7.7. Dispute Resolution Negotiation.

(a) The Stockholders and Management Incentive Grant Recipients, on the one hand, and Parent, on the other hand, shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between an agent chosen by the Stockholders’ Representative and an executive officer of Parent who has authority to settle the dispute. Each party shall give the other party involved written notice of any dispute not resolved in the ordinary course of business. Within seven (7) days after delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive officer who will represent Parent and any other Person who will accompany that executive officer, in the case of Parent, or the name of the agent who will represent the Stockholders and Management Incentive Grant Recipients and any other Person who will accompany that agent, in the case of the Stockholders and Management Incentive Grant Recipients.

(b) Within fourteen (14) days after delivery of the notice, the designated agent of the Stockholders and Management Incentive Grant Recipients and the designated executive officer of Parent shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 7.7 (and any of the parties’ submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.

Section 7.8. Indemnity Escrow Funds and Indemnity Payments.

(a) Any payment to the Buyer Indemnified Parties in respect of any claim for indemnification under this Article VII shall be made, subject to the Overall Indemnity Cap, by release of Indemnity Escrow Funds consisting of ratable portions of shares of Parent Series B Preferred (or Parent Common Stock, as applicable) and cash (based on the allocation of shares of Parent Series B Preferred and cash issued or paid by Parent in connection with payment of the Acquisition Price) to the Buyer Indemnified Parties by the Exchange Agent within five (5) business days after the date of the final determination of any amounts due and owing to the Buyer Indemnified Parties under this Article VII and pursuant to the instructions contained in the Escrow Agreement. Subject to the Overall Indemnity Cap, the portion of the Indemnity Escrow Funds released to the Buyer Indemnified Parties hereunder in the form of shares of Parent capital stock shall be valued at the higher of (i) the fair market value of such shares at the time they are released (provided that this clause (i) shall only apply in the event that shares of Parent Common Stock are publicly-traded at the time such indemnification claim is satisfied), and (ii) $4.1841 per share of Parent Series B Preferred, as adjusted to reflect any stock split, reclassification, recapitalization or similar event after the date hereof.

(b) On the expiration of the Indemnity Period, the Exchange Agent shall be instructed by Parent and the Stockholders’ Representative to release all or a portion of the Indemnity Escrow Funds to the Stockholders entitled thereto in accordance with Section 7.8(f) and the instructions contained in the Escrow Agreement, such that, following such release, the value of the amount remaining of the Indemnity Escrow Funds, if any, equals the aggregate amount of claims for indemnification under this Article VII properly asserted in a Claim Notice in accordance with this Article VII prior to the expiration of the Indemnity Period but not yet resolved (such unresolved claims, the “Unresolved Indemnification Claims”).

(c) To the extent applicable, the Indemnity Escrow Funds retained for the Unresolved Indemnification Claims shall be released by the Exchange Agent (to the extent not utilized to pay the Buyer Indemnified Parties for any such claims resolved in favor of the Buyer Indemnified Parties) upon their resolution in accordance with this Article VII and pursuant to the instructions contained in the Escrow Agreement.

(d) Upon the final determination of any amounts to be paid from the Indemnity Escrow Funds pursuant to this Section 7.8, each of Parent and the Stockholders’ Representative shall execute joint written instructions to the Exchange Agent instructing the Exchange Agent to disburse the Indemnity Escrow Funds in accordance with this Section 7.8.

(e) Notwithstanding the foregoing or any other provision in this Agreement, to the extent any portion of the Indemnity Escrow Funds is payable pursuant to this Section 7.8 to a Stockholder who is not at such time entitled to receive the Acquisition Price pursuant to Section 2.4, such portion of the Indemnity Escrow Funds shall remain in escrow with the Exchange Agent until such time as such Stockholder is entitled to receive the Acquisition Price pursuant to Section 2.4.

(f) Release of the Indemnity Escrow Funds pursuant to this Section 7.8 to the Stockholders and Management Incentive Grant Recipients on or following the expiration of the Indemnity Period shall be allocated among the Stockholders and Management Incentive Grant Recipients as set forth on Schedule F (and which shall be further subject to Sections 2.4 and 2.6 with respect to whether such Person shall receive such payment in the form of cash or shares of Parent Series B Preferred).

(g) Any payment to the Stockholder Indemnified Parties in respect of any claim for indemnification under this Article VII shall be made by Parent by wire transfer of immediately available funds to such Stockholder Indemnified Party within ten (10) business days after the date of the final determination of any amounts due and owing to the Stockholder Indemnified Party under this Article VII.

(h) The indemnification amount to which an Indemnified Party may become entitled under this Article VII shall be net of (i) any actual recovery received by the Indemnified Party from a third party with respect to the facts giving rise to the claim for indemnification less any costs reasonably incurred by the Indemnified Party in connection with obtaining such recovery in respect of such claim and (ii) any Tax benefit actually realized by the Indemnified Party with respect to the Losses giving rise to the claim for indemnification.

Section 7.9. Exclusive Remedy. Except for (i) claims based upon fraud or intentional misrepresentation, and (ii) the remedies set forth in Section 11.9, the remedies set forth in Article VII hereof, including Section 7.2, constitute the sole and exclusive remedy for breaches of the representations, warranties, covenants and agreements contained in this Agreement.

Section 7.10. Tax Matters.

(a) The Company shall cause to be prepared and filed prior to the Closing all Tax Returns of the Company and the Company Subsidiaries that are required to be filed on or before the Closing and shall pay, prior to the Closing, all Taxes required to be paid with respect to such Tax Returns. Such Tax Returns shall be prepared in accordance with all applicable laws and consistent with past practice. The Company shall deliver to Parent, at least fifteen (15) days prior to the Effective Time, draft copies of all such Tax Returns that are required to be prepared and filed pursuant to this Section 7.10(a) for Parent’s review and consent, which consent shall not be unreasonably withheld. The Company shall provide Parent with reasonable cooperation with respect to its review of the Tax Returns.

(b) Parent makes no representations or warranties to the Company or to any Stockholder or Management Incentive Grant Recipient regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company, the Company Subsidiaries, any Stockholder or Management Incentive Grant Recipient or any other Person of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

(c) Any transfer, documentary, stamp, registration and other similar Taxes and fees (including any penalties and interest) imposed in connection with the transactions contemplated herein shall be borne 50% by the Stockholders and 50% by Parent.

(d) Parent shall prepare and file all Tax Returns of the Company and any Company Subsidiary for all Straddle Periods. For purposes of determining Pre-Closing Tax Liabilities, the portion of any Tax of the Company or the Company Subsidiaries that relates to the portion of any Straddle Period ending on the Closing Date will be: (i) in the case of real and personal property taxes and similar ad valorem taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes, determined as though the taxable year of the Company or the Company Subsidiary terminated at the close of business on the Closing Date, provided, that exemptions, allowances and deductions that are calculated on an annual basis shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period. Any Tax Returns for Straddle Periods shall be prepared in accordance with past practice unless otherwise required by Laws.

(e) [Intentionally omitted.]

(f) Following the Closing, unless required by Laws or a Governmental Entity, Parent shall not file or permit to be filed any Tax Return, including any amended Tax Return, for the Company or any Company Subsidiary for any Pre-Closing Tax Period that would increase the liability of the Stockholders and the Management Incentive Grant Recipients under Section 7.2(a)(ii) (taking into account all limitations under Article VII) without the prior written consent of the Stockholders’ Representative, which shall not be unreasonably withheld.

(g) The Stockholders and Management Incentive Grant Recipients shall not have liability under Section 7.2(a)(ii) for Taxes to the extent such Taxes would not have arisen but for (i) other than transactions specifically contemplated by this Agreement, any transactions effected by Parent on the Closing Date outside of the ordinary course of business with respect to the Company or any Company Subsidiary, or (ii) any election filed under Section 338 of the Code (or comparable provision of state, local or non-U.S. law) with respect to the transactions contemplated by this Agreement.

(h) Parent and the Stockholders’ Representative agree to cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the preparation and filing of any Tax Return relating to the Company or any Company Subsidiary, and (ii) any examination, audit or other proceeding by a Governmental Entity with respect to any such Tax Return or otherwise with respect to Taxes of the Company or any Company Subsidiary.

ARTICLE VIII TERMINATION; EFFECT OF TERMINATION.

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date, and the transactions contemplated hereby may be abandoned:

(a) by mutual written agreement of the parties hereto;

(b) by either the Company or Parent upon notification to the non-terminating party by the terminating party:

(i) at any time ninety (90) days following the date of this Agreement if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii) there has been a material breach of this Agreement on the part of the non-terminating party and either (x) the non-terminating party fails to cure such breach within ten (15) days following notification thereof by the terminating party or (y) the breach is not reasonably capable of being cured within ten (15) days after notice thereof.

Section 8.2. Effect of Termination.

Except for any willful breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the terminations of this Agreement), if this Agreement is terminated pursuant to Section 8.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto (or any of their respective Representatives or Affiliates), except that (1) no party hereto shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (2) the provisions of Section 5.3(c) and Article XI will continue to apply following any such termination.

ARTICLE IX FEES AND EXPENSES.

Section 9.1. Expenses. Subject to Section 9.2, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.2. Stockholders of the Company. In no event shall Parent, Acquisition HoldCo, Acquisition Corp. or the Company be liable (before or after the Closing) for any fees and expenses of the Stockholders of the Company relating to the transactions contemplated by this Agreement, including legal, accounting and financial advisory fees.

ARTICLE X DEFINITIONS.

Section 10.1. Table of Definitions. As used in this Agreement the terms set forth below shall have the following meanings:

“Acquisition Price” shall mean an aggregate of five million dollars ($5,000,000), payable in a combination of (a) shares of Parent Series B Preferred, based on a Parent Series B Preferred price of $4.1841 per share as of the Effective Time and (b) cash.

“Affiliate” of a Person shall mean any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Document” shall mean any Exhibit to this Agreement and certificate or schedule delivered by a Person or any of its respective directors, officers, employees or trustees pursuant to this Agreement.

“Company Intellectual Property” shall mean the Company’s Intellectual Property which would necessarily be infringed by the making, having made, using, selling, offering for sale, or importing of the Compound.

“Company Material Adverse Effect” means any change, circumstance, development, effect or occurrence that has or would reasonably be expected to have a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the Company’s ability to consummate the Merger pursuant to the terms hereof; provided, however, that the term “Company Material Adverse Effect” will not include any change, circumstance, development, effect or occurrence caused by (i) changes in applicable Laws or decisions by courts or any Governmental Entity, (ii) changes in GAAP or any interpretation thereof, (iii) actions or omissions of the Company or any Company Subsidiary taken with the consent of Buyer in contemplation of the transactions contemplated under this Agreement, (iv) actions or omissions of the Company or any Company Subsidiary expressly permitted by this Agreement or any Collateral Documents, (v) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (vi) events or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (vii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (viii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (ix) entry into, or announcement, the pendency or consummation of this Agreement, or (x) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that (A) the matters described in clauses (i), (ii), (v), (vi), (vii) and (viii) shall be included in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the business of the Company and (B) clause (x) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Company Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect).

“Compound” shall mean the compound known as InteKrin 131 and any salts, solvates and crystalline forms of such compound or other formulations thereof.

“Contract” shall mean any lease, contract, commitment and agreement, written or, to the Company’s Knowledge, oral other than purchase orders or purchase order commitments issued in the ordinary course of business consistent with past practices.

“Exchange Agent” shall mean a bank or trust company designated as the exchange and paying agent by Parent and reasonably satisfactory to the Company, or such other Person as Parent and the Company may otherwise mutually agree.

“Governmental Entity” shall mean any: (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal or governmental or quasi-governmental authority of any nature (including any governmental agency, political subdivisions, instrumentalities, branch, department, official, or entity); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature pertaining to government.

“Intellectual Property” means patents and patent applications, trademarks, service marks, trade names, copyrights, trade secrets, inventions, disclosures, technology, know-how, designs, formulae, confidential and proprietary information, and registrations and applications for registration of copyrights, trademarks, service marks, trade names, trade dress, domain names, and invention disclosures.

“Knowledge” means (a) when used to qualify a representation, warranty or other statement of the Company or any Company Subsidiary in this Agreement, the actual knowledge of any of Evgeny Zaytsev, M.D., Ph.D., and Dennis M. Lanfear and; (b) when used to qualify a representation, warranty or other statement of Parent or any Parent Subsidiary in this Agreement, the actual knowledge of any of Dennis M. Lanfear and Matthew R. Hooper.

“Lien” shall mean any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind, except for (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, if a reserve or other appropriate provision, if any, in accordance with GAAP shall have been made therefor; (b) statutory liens of landlords and liens of carriers, warehousemen’s, mechanics and materialmen’s and other incurred in the ordinary course of business for sums not yet due and payable if a reserve or other appropriate provision, if any, in accordance with GAAP shall have been made therefor; (c) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs in each case in the ordinary course of business; (d) with respect to personal property only, purchase money security interests incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar non-monetary charges or encumbrances, in each case, which do not interfere with the ordinary conduct of the Company’s or any Company Subsidiary’s operations and do not or would not materially detract from the value of the property to which such encumbrance relates; and (g) with respect to the Leased Property only and in addition to the items above, liens, security interests or encumbrances and other minor irregularities in title, more of which, independently or in the aggregate interfere in any material aspect with the present use of or occupancy by the Company or any Company Subsidiary.

“Merger Consideration Cap” shall mean Eighty Million Eight Hundred Forty Two Thousand Nine Hundred Nine Dollars ($80,842,909). For purposes of calculating whether the Merger Consideration Cap has been reached or exceeded, (a) the issuance of shares of Parent Series B Preferred as the Acquisition Price and the Earn Out Payment, if any, shall be deemed to have an aggregate value of Five Million Dollars ($5,000,000) and Two Million Five Hundred Thousand Dollars ($2,500,000), respectively, as and when issued; and (b) any property or other form of non-cash consideration distributed to the Stockholders and the Management Incentive Grant Recipients as Compound Transaction Payments shall have the fair market value as determined in good faith by the Board of Directors of Parent, at the time of distribution; provided, however, that to the extent such property or other form of non-cash consideration consists of publicly traded securities, then the value attributed to such securities shall be the average of the high and low selling prices on the date immediately prior to the date such securities are distributed.

“Party” shall mean Parent, Acquisition HoldCo, Acquisition Corp., the Company and the Stockholders’ Representative.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, other business organization, trust, association or entity or government agency or authority.

“Pre-Closing Tax Liabilities” shall mean all obligations for Taxes owed by the Company (or the Surviving Corporation as its successor in the Merger) or any Company Subsidiary for any period or portion thereof ending on or prior to the Closing.

“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

“SEC” shall mean the Securities and Exchange Commission.

“Sofinnova” shall mean Sofinnova Venture Partners VII, L.P.

“Stockholder” shall mean the holders of shares of Company Capital Stock as set forth on Exhibit F.

“Stockholders’ Representative” shall mean Fortis Advisors LLC, or its successor chosen in accordance with Section 2.5.

“Straddle Period” shall mean any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean any Person of which a specified Person owns directly or indirectly through a subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

“Tax Return” shall mean any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

Each term listed in the table below has the meaning ascribed to such term in the section of this Agreement listed opposite such term.

Accredited Investor List	Section 2.6(b)
Acquisition Common Stock	Section 2.1(a)
Acquisition Corp.	Preamble
Acquisition HoldCo.	Preamble
Acquisition Transaction	Section 5.2
Advisory Group	Section 2.5(b)
Agent Expenses	Section 2.5(b)
Agreement	Preamble
Authorizations	Section 3.14(b)
Business Plan	Section 4.21
Buyer Indemnified Parties	Section 7.2
Certificate of Merger	Section 1.2
Certificates	Section 2.4(a)(i)
Claim Notice	Section 7.5
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Capital Stock	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.6(a)
Company Fundamental Representations	Section 7.1
Company Preferred Stock	Recitals
Company Stock Plan	Section 2.1(e)
Company Stockholder Approval	Section 6.1(d)
Company Subsidiary/Company Subsidiaries	Section 3.1(a)
Compound Transaction Agreement	Section 2.2(b)
Compound Transaction Payment	Section 2.2(c)(iii)
Compound Transaction Revenue	Section 2.2(c)(v)
Delaware Courts	Section 11.7
DGCL	Recitals
Diligent Efforts	Section 2.2(c)(vi)
Disclosure Schedules	Article IV
Dispute Notice	Section 2.5(c)
Dissenting Share	Section 2.1(d)
Earn Out Event	Section 2.2(c)(iv)
Earn Out Funds	Section 2.2(c)(i)

Earn Out Payment	Section 2.2(c)(ii)
Effective Time	Section 1.2
Employee Benefit Plans	Section 3.17(a)
ERISA	Section 3.17(a)
ERISA Affiliate	Section 3.17(a)
Escrow Agreement	Section 2.3(b)
Exchange Fund	Section 2.3(a)
FYE Company Financial Statements	Section 3.6(a)
FYE Subsidiary Financial Statements	Section 3.6(b)
GAAP	Section 3.6(a)
Indemnified Party	Section 7.5
Indemnity Escrow Funds	Section 2.3(b)
Indemnity Period	Section 7.1
Indemnity Threshold Amount	Section 7.3(a)
Interim Company Financial Statements	Section 3.6(a)
Interim Subsidiary Financial Statements	Section 3.6(b)
IRS	Section 3.16(b)
Laws	Section 3.14(a)
Leased Real Property	Section 3.9(d)
Leases	Section 3.9(d)
Letter of Transmittal	Section 2.4(a)(i)
Losses	Section 7.2
Management Incentive Grants	Section 2.9
Management Incentive Grant Recipients	Section 2.9
Merger	Recitals
Merger Shares	Section 4.3
Option	Section 2.1(e)
Overall Indemnity Cap	Section 7.3(a)
Parent	Preamble
Parent Common Stock	Section 2.2(c)(i)
Parent Disclosure Schedule	Article IV
Parent Fundamental Represenations	Section 7.1
Parent Preferred Stock	Section 4.6(a)
Parent Registered Proprietary Rights	Section 4.9
Parent Series A Preferred	Section 4.6(a)
Parent Series B Preferred	Section 2.2(c)(i)
Post-Closing Confidential Information	Section 5.3(c)
Potential Acquiror	Section 5.2
Promissory Note	Section 2.10
Proprietary Rights	Section 4.9
Representative	Section 5.2
Representative Group	Section 2.5(b)
Restated Certificate	Section 6.2(h)
Restricted Stock Agreement	Section 2.9

Rights Agreement	Section 6.1(g)
Secretary of State	Section 1.2
Secondary Share Purchase Agreement	Section 6.2(k)
Securities Act	Section 2.6(a)
Stockholder Indemnified Parties	Section 7.2(b)
Subsidiary Financial Statements	Section 3.6(b)
Surviving Corporation	Section 1.1
Surviving Corporation Common Stock	Section 2.1(a)
Unresolved Indemnification Claims	Section 7.8(b)
Vesting Event	Section 2.9
Voting Agreement	Section 6.1(h)
Voting and Release Agreement	Recitals
2013 Bridge Financing Agreement	Section 4.5
2013 Convertible Notes	Section 4.5
2013 Parent Financial Statements	Section 4.18

Section 10.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 10.3. Other Definitional Provisions.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE XI MISCELLANEOUS.

Section 11.1. Press Releases. Except as required by law, none of Parent, Acquisition HoldCo, Acquisition Corp. or the Company shall issue any press release or otherwise make public any information with respect to the subject matter of this Agreement nor the transactions contemplated hereby, without the prior written consent of each of the other parties to this Agreement.

Section 11.2. Integration. This Agreement (together with the Exhibits and the Disclosure Schedules), the Collateral Documents and the confidentiality agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement (or any of their Affiliates) with respect to the subject matter of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein. The parties acknowledge that all parties participated in the drafting of this Agreement and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

Section 11.3. Assignment. This Agreement may not be assigned by operation of law or otherwise.

Section 11.4. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof only by a written instrument duly executed by such party.

Section 11.5. Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 11.5), or by reputable overnight courier service, addressed to the party at its address set forth below; provided, however, that all such notices, requests, demands, waivers, consents, approvals, or other communications given or delivered to the Stockholders’ Representative shall also require delivery of a copy of such writing to the electronic mail address of the Stockholders’ Representative as set forth below:

If to Parent, Acquisition HoldCo or Acquisition Corp.:

Coherus Biosciences, Inc.

201 Redwood Shores Parkway

Suite 200

Redwood City, California 94065

Facsimile:

Attention:

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025-1008

Facsimile: (650) 463-2600

Attention: Alan Mendelson, Esq.

If to the Company:

Intekrin Therapeutics Inc.

555 Bryant Street

Suite 266

Palo Alto, California 94301

Facsimile: (866) 286-2242

Attention: Chief Executive Officer

with a copy to:

King & Spalding LLP

601 South California Avenue

Palo Alto, California 94304-1050

Facsimile: (650) 422-6800

Attention: Laura I. Bushnell, Esq.

If to the Stockholders or the Stockholders’ Representative:

Fortis Advisors LLC

Attention: Notice Department

4225 Executive Square, Suite 1040

La Jolla, California 92037

Fax: (858) 408-1843

Email: notices@fortisrep.com

or to such other address or Person as any party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

Section 11.6. Amendment. This Agreement shall not be amended, modified, revised, supplemented or terminated orally and no waiver of compliance with any provision hereof and no consent provided for herein shall be effective other than by a written instrument executed and delivered (a) prior to the Closing Date, by all of the parties hereto; and (b) after the Closing Date, by Parent and the Stockholders’ Representative (acting exclusively for and on behalf of the Stockholders and Management Incentive Grant Recipients).

Section 11.7. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Notwithstanding anything herein to the contrary, Parent, the Company, Acquisition HoldCo,

Acquisition Corp. and the Stockholders hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby (and agrees not to commence counterclaims except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

Section 11.8. Third Party Beneficiaries. Except for the provisions of Article II (Conversion of Shares), Section 5.9 (Director and Officer Indemnity) and Article VII, the representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their respective successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights on any other Person.

Section 11.9. Performance. In the event that any Party shall fail or refuse to consummate the transactions contemplated by this Agreement or any default under, or breach of, any representation, warranty or covenant of this Agreement on the part of any Party shall have occurred that results in the failure to consummate the transactions contemplated hereby, the Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance.

Section 11.10. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

Section 11.11. Extensions. At any time prior to the Closing Date, either party may by appropriate action, extend the time for compliance by or waive performance of any representation, warranty, agreement, condition or obligation of the other party.

Section 11.12. Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.13. Exhibits; Disclosure Schedules. All Exhibits referred to herein and the Disclosure Schedules are intended to be and hereby are specifically made a part of this Agreement. Disclosure of any fact or item in any section of the Disclosure Schedules referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any section of the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.

Section 11.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and the Company, Stockholders’ Representative, Parent, Acquisition HoldCo and Acquisition Corp. may become a party hereto by executing a counterpart thereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any Collateral Document by facsimile or as a pdf or similar attachment to an electronic communication shall have the same effect as delivery of a manually executed counterpart to this Agreement or Collateral Document.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement on the date first above written.

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

COHERUS INTERMEDIATE CORP.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

COHERUS ACQUISITION CORP.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

INTEKRIN THERAPEUTICS INC.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: Acting President and Chairman

FORTIS ADVISORS LLC

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

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